UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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CAPITAL BANK CORPORATION

 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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333 Fayetteville Street
Raleigh, North Carolina 27601

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held on June 24, 2010

To Our Shareholders:

We cordially invite you to attend the 2010 Annual Meeting of Shareholders of Capital Bank Corporation, which we are holding on Thursday, June 24, 2010, at 10:00 a.m. at Capital Bank Plaza, Third Floor Conference Center, located at 333 Fayetteville Street, Raleigh, NC 27601 for the following purposes:

(1)	To elect four nominees to serve as Class I directors with terms continuing until the Annual Meeting of Shareholders in 2013;

(2)
To ratify the action of the Audit Committee of the Board of Directors in appointing Elliott Davis, PLLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010;

(3)	To approve a nonbinding advisory proposal regarding Capital Bank Corporation’s overall executive compensation program; and

(4)	To transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement of the meeting.

Shareholders of record at the close of business on April 21, 2010 are entitled to notice and to vote at the Annual Meeting and any and all adjournments or postponements of the meeting.

It is important that your shares be represented at the meeting, regardless of the number of shares you may hold. Even though you may plan to attend the meeting in person, please complete and return the enclosed proxy in the envelope provided. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors

B. Grant Yarber
Chief Executive Officer
Raleigh, North Carolina
April 30, 2010

CAPITAL BANK CORPORATION
333 Fayetteville Street
Raleigh, North Carolina 27601

PROXY STATEMENT

MEETING INFORMATION

Annual Meeting of Shareholders To Be Held on June 24, 2010

This Proxy Statement and the accompanying proxy card are being furnished to shareholders of Capital Bank Corporation (the “Company”) on or about April 30, 2010, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, June 24, 2010, at 10:00 a.m. Eastern Daylight Time at Capital Bank Plaza, Third Floor Conference Center, located at 333 Fayetteville Street, Raleigh, NC 27601, and at any adjournment or postponement. All expenses incurred in connection with this solicitation will be paid by the Company. In addition to solicitation by mail, certain officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone or other personal communication means.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting To Be Held on June 24, 2010

This Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2009, and our
2009 Summary Annual Report to shareholders are also available on the Internet at www.capitalbank-us.com/proxy.

Purposes of the Annual Meeting

The principal purposes of the meeting are:

•	to elect four nominees to serve as Class I directors with terms continuing until the Annual Meeting of Shareholders in 2013;

•
to ratify the action of the Audit Committee of the Board of Directors in appointing Elliott Davis, PLLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010;

•	to approve a nonbinding advisory proposal regarding Capital Bank Corporation’s overall executive compensation program; and

•	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

VOTING PROCEDURES
How You Can Vote

You may vote shares by proxy or in person using one of the following methods:

•
Voting by Telephone. You can vote using the directions on your proxy card by calling the toll-free telephone number printed on the card. The deadline for voting by telephone is Wednesday, June 23, 2010, at 11:59 p.m. Eastern Daylight Time. If you vote by telephone, you need not return your proxy card.

•
Voting by Internet. You can vote over the Internet using the directions on your proxy card by accessing the website address printed on the card. The deadline for voting over the Internet is Wednesday, June 23, 2010, at 11:59 p.m. Eastern Daylight Time. If you vote over the Internet, you need not return your proxy card.

•
Voting by Proxy Card. You can vote by completing and returning your signed proxy card. To vote using your proxy card, please mark, date and sign the card and return it by mail in the accompanying postage-paid envelope. You should mail your signed proxy card sufficiently in advance for it to be received by Wednesday, June 23, 2010.

•
Voting in Person. You can vote in person at the annual meeting if you are the record owner of the shares to be voted. You can also vote in person at the annual meeting if you present a properly signed proxy that authorizes you to vote shares on behalf of the record owner.

Record Date and Voting Rights

The Board of Directors has fixed the close of business on April 21, 2010 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements of the Annual Meeting. As of the close of business on April 21, 2010, the Company had outstanding 12,881,354 shares of its common stock, no par value per share (the “Common Stock”), the holders of which, or their proxies, are entitled to one vote per share. Unless otherwise stated in this Proxy Statement, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting will constitute a quorum.

How You Can Vote Shares Held by a Broker, Bank or Other Nominee

If your shares are held in the name of a broker, bank or other nominee, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.

For shares held in “street name” through a broker, bank or other nominee, the broker, bank or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if shareholders do not give their broker, bank or nominee specific instructions, their shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. There is an important change this year related to broker non-votes. Brokers are no longer permitted to vote in the election of directors if the broker has not received instructions from the beneficial owner. It is particularly important, if you are a beneficial owner, that you instruct your broker how you wish to vote your shares.

How Your Proxy Will Be Voted

If you vote by proxy, the proxy holders will vote your shares in the manner you indicate. You may specify whether your shares should be voted:

•	for or against all, some or none of the nominees for director;

•	for or against the ratification of Elliott Davis, PLLC as our independent registered public accounting firm for our fiscal year 2010; and

•	for or against the nonbinding “say-on-pay” resolution.

If the proxy card is signed and returned, but voting directions are not made, the proxy will be voted in favor of the proposals set forth in the accompanying “Notice of Annual Meeting of Shareholders” and in such manner as the proxy holders named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

How You Can Revoke Your Proxy and Change Your Vote

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by:

•	attending the annual meeting and voting in person;

•	delivering a written revocation to our Secretary;

•	timely submitting another signed proxy card bearing a later date; or

•	timely voting by telephone or over the Internet as described above.

Your most current proxy card or telephone or Internet proxy is the one that will be counted.

Vote Required

Directors will be elected by a plurality of the votes cast. Plurality means that the individuals who receive the largest number of votes cast, even if less than a majority, are elected as directors up to the maximum number of directors chosen at the meeting per each class. Thus, the four nominees who receive the most votes will be elected to fill the available positions. Shareholders do not have the right to vote cumulatively in electing directors. Withholding authority in your proxy to vote for a nominee will result in the nominee receiving fewer votes.

The remaining proposals will be approved if the votes cast for approval exceed the votes cast against approval. Abstentions and broker non-votes will not be counted for purposes of determining whether these proposals have received sufficient votes for approval.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information as of April 21, 2010 regarding shares of Common Stock owned of record or known by the Company to be owned beneficially by (i) each director, (ii) each director nominee, (iii) each executive officer named in the Summary Compensation Table in this Proxy Statement, (iv) all those known by the Company to beneficially own more than 5% of the Common Stock, and (v) all directors and executive officers as a group. The persons listed below have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent that such power may be shared with a spouse or as otherwise set forth in the footnotes. The mailing address of each of the directors and executive officers is in care of the Company’s address, which is 333 Fayetteville Street, Suite 700, Raleigh, NC 27601.

The percentages shown below have been calculated based on 12,881,354 total shares of Common Stock outstanding as of April 21, 2010.

Name of Beneficial Owner	Aggregate Number of Shares Beneficially Owned (1)(2)	Number of Shares Acquirable within 60 Days (3)	Percent of Class

5% Shareholders
Maurice J. Koury (4)	1,025,201	–	7.96%

Directors and Director Nominees
Charles F. Atkins (5)	137,013	16,184	1.19%
John F. Grimes, III (6)	37,119	9,637	*
Robert L. Jones (7)	71,688	16,199	*
O. A. Keller, III (8)	380,248	49,767	3.33%
W. Carter Keller (9)	40,385	–	*
Ernest A. Koury, Jr. (10)	8,174	6,348	*
George R. Perkins, III (11)	425,467	14,342	3.41%
Don W. Perry (12)	143,850	15,292	1.23%
Carl H. Ricker, Jr. (13)	484,346	16,865	3.89%
Samuel J. Wornom, III (14)	144,918	27,067	1.33%
B. Grant Yarber (15)	26,811	33,000	*

Named Executive Officers
Ralph J. Edwards	1,867	–	*
Michael R. Moore (16)	15,687	6,200	*
David C. Morgan (17)	7,081	11,500	*
Mark J. Redmond (18)	9,474	8,000	*

All directors and executive officers as a group (15 persons) (19)	1,934,128	230,401	16.51%

  * Less than one percent

(1)
The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the securities.

(2)
Amounts do not include the number of stock units credited to the account of each nonemployee director participating in the Company’s Amended and Restated Deferred Compensation Plan for Outside Directors. These units are payable in shares of Common Stock following termination of service or, in certain circumstances, on a date designated by the participant, and do not have current voting or investment power. The number of stock units credited to the accounts of the directors and director nominees as of April 21, 2010, is as follows: 9,184 stock units for Mr. Atkins; 7,637 stock units for Mr. Grimes; 7,699 stock units for Mr. Jones; 36,967 stock units for Mr. O. A. Keller, III; 6,348 for Mr. Koury; 7,342 stock units for Mr. Perkins; 7,792 stock units for Mr. Perry; 11,967 stock units for Mr. Ricker; and 17,317 stock units for Mr. Wornom.

(3)
Reflects the number of shares of Common Stock that could be purchased by exercise of options to purchase Common Stock on April 21, 2010 or within 60 days thereafter. Any shares that a person has the right to acquire within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(4)
The number of shares beneficially owned and the description of such ownership contained herein based solely on review of Schedule 13G filed with the SEC on February 4, 2010, which shows that: (a) Maurice J. Koury is the beneficial owner of an aggregate of 1,025,201 shares of Common Stock, which includes 882,245 shares held in Mr. Koury’s own name and 142,956 shares held by the Maurice & Ann Koury Charitable Trust, a charitable remainder trust in which Mr. Koury is the sole trustee; and (b) the aggregate number of shares of Common Stock does not include 42,608 shares held by the Maurice J. Koury Foundation, Inc. (the “Foundation”) and 39,260 shares held by Carolina Hosiery Mills, Inc. Mr. Koury is one of four directors and president of the Foundation; and a director, president and 23.6% shareholder of Carolina Hosiery Mills. Mr. Koury may have input into decisions concerning the voting power over the shares held by the Foundation and Carolina Hosiery Mills in certain limited circumstances. The business address of Mr. Koury is P.O. Drawer 850, Burlington, North Carolina 27216. Mr. Koury is the uncle of Ernest A. Koury, Jr., one of the Company’s directors.

(5)
Includes 50,100 shares held by AGA Corporation, of which Mr. Atkins owns 19.8% of the outstanding stock; 12,999 shares held by AK&K Corporation, of which Mr. Atkins owns 25.0% of the outstanding stock; and 1,000 shares held by Taboys Corporation, a company wholly owned by Mr. Atkins. From time to time, the shares held by AGA Corporation and AK&K Corporation may be pledged in the ordinary course of business.

(6)	Includes 2,800 shares held by Mr. Grimes’ wife, 4,200 shares held in an Individual Retirement Account (“IRA”), and 1,100 shares held by Mr. Grimes’ wife in her IRA.

(7)
Includes 1,200 shares held by Mr. Jones’ wife, 2,000 shares held in an IRA, 42,752 shares held by the Sheridan Trust of which Mr. Jones is the sole trustee, and 6,000 shares held by the Robert L. Jones Charitable Foundation.

(8)
Includes 21,633 shares held jointly with Mr. Keller’s wife; 25,950 shares held by Mr. Keller’s wife; 27,066 shares held in IRAs; 4,800 shares held as custodian by Mr. Keller for his children and grandchildren; and 43,250 shares held by Amos Properties, LLC, a company of which Mr. Keller owns 25.0% and Mr. Keller’s wife owns 25.0%.

(9)
In addition, Mr. Keller owns 25.0% of Amos Properties, LLC, which holds 43,250 shares that are included in the number of outstanding shares beneficially owned by O. A. Keller, III. W. Carter Keller is the son of O. A. Keller, III.

(10)	Includes 1,500 shares held as custodian for Mr. Koury’s daughter.

(11)	Includes 173,000 shares held by Mr. Perkins’ father, for which Mr. Perkins has a proxy to vote. From time to time, the shares held by Mr. Perkins may be pledged in the ordinary course of business.

(12)
Includes 8,058 shares held by Mr. Perry’s wife, 1,800 shares held as custodian for Mr. Perry’s minor children, and 96,165 shares held by Lee Brick & Tile Company, of which Mr. Perry owns 4.0% of the outstanding ownership interests.

(13)	Includes 82 shares held in an IRA.

(14)
Includes 2,388 shares held in trust for the benefit of Mr. Wornom’s two grandchildren, of which Mr. Wornom serves as a trustee, 4,553 shares held by a family limited partnership; and 34,600 shares held by Cross Creek Associates, LP, a company of which Mr. Wornom owns 26.0%.

(15)
Includes 500 shares held jointly with Mr. Yarber’s wife, 600 shares held as custodian for Mr. Yarber’s minor children, 2,470 shares held in an IRA, and 3,944 shares held in the Capital Bank 401(k) Retirement Plan.

(16)	Includes 7,002 shares held in an IRA, and 1,944 shares held in the Capital Bank 401(k) Retirement Plan.

(17)	Includes 1,730 shares held jointly with Mr. Morgan’s wife.

(18)	Includes 3,623 shares held in an IRA.

(19)
Includes all shares reflected in this table as beneficially owned by each director of the Company, and by Mr. Yarber, Mr. Edwards, Mr. Moore, Mr. Morgan and Mr. Redmond, each of whom is a named executive officer of the Company.

INFORMATION ABOUT OUR BOARD OF DIRECTORS
General

The Board of Directors oversees the Company’s business and affairs and monitors the performance of management. In accordance with traditional corporate governance principles, the Board of Directors does not involve itself in day-to-day operations. Instead, directors keep themselves informed through, among other things, discussions with the Company’s chief executive officer, other key executives and principal external advisers (legal counsel, outside auditors, investment bankers and other consultants), reading reports and other materials that are provided to them, and by participating in board and committee meetings.

The Board of Directors is divided into three classes, as nearly equal in number as possible. Each year the shareholders elect the members of one of the three classes to a three-year term of office. The term of office of the Class I directors expires at the Annual Meeting of Shareholders, the term of office of the Class II directors expires at the 2011 Annual Meeting, and the term of office of the Class III directors expires at the 2012 Annual Meeting, or in any event at such time as their respective successors are duly elected and qualified or their earlier resignation, death or removal from office. Pursuant to the Company’s Bylaws, the term of office of directors who were elected by the board or shareholders to fill a vacancy (whether caused by a resignation, an increase in the number of directors or otherwise) expires at the next meeting of shareholders at which directors of that class are elected. Four of the Class I directors are standing for election at the Annual Meeting: Charles F. Atkins, W. Carter Keller, Don W. Perry and B. Grant Yarber.

The Board of Directors, in its business judgment, has made an affirmative determination that each nominee for director in Class I (except B. Grant Yarber), and each of the directors in Class II and Class III, meet the definition of “independent director” as that term is defined in Nasdaq Listing Rules. In determining director independence, the Board of Directors broadly considers all relevant facts and circumstances, including Nasdaq Listing Rules. The Board of Directors considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with the Company or its management that may impair the director’s ability to make independent judgments. Particular attention is paid to whether a director is independent from management and to any credit relationships that may exist with a director or a related interest.

Federal Reserve Board Regulation O requires loans made to executive officers and directors to be made on substantially the same terms, including interest rates and collateral, and following credit underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by Capital Bank with persons not related to the Company. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as nonaccrual, past due, restructured, or potential problems). The Board of Directors reviews any credit to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence.

In connection with its determination of independence, the Board of Directors considered certain credit transactions with directors or his or her related interests during 2009 that it determined were consistent with the Regulation O criteria set forth above.

The following table lists the directors of the Company and the classes in which they serve as of the date of this Proxy Statement:

Class I	Class II	Class III
(Term Expiring 2010)	(Term Expiring 2011)	(Term Expiring 2012)

Charles F. Atkins	John F. Grimes, III	O. A. Keller, III
W. Carter Keller	Robert L. Jones	Ernest A. Koury, Jr.
Don W. Perry	Samuel J. Wornom, III	George R. Perkins, III
B. Grant Yarber		Carl H. Ricker, Jr.

Besides the family relationship between O. A. Keller, III and W. Carter Keller, there are no family relationships among the Company’s other directors, director nominees or executive officers. There are no material proceedings to which any of the Company’s directors, director nominees or executive officers, or any associate of any of the Company’s directors, director nominees or executive officers, is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

To the Company’s knowledge, none of its directors, director nominees or executive officers has been convicted in a criminal proceeding during the last ten years (excluding traffic violations or similar misdemeanors) and none of its directors, director nominees or executive officers was a party to any judicial or administrative proceeding during the last ten years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Board of Directors Meetings

The Board of Directors met 13 times during 2009. In addition, the Company’s independent directors held six meetings in executive session without management or management directors during 2009. No director attended fewer than 75% of the total number of Board of Directors meetings held during 2009 and the total number of meetings held by committees of the board on which he served.

Policy on Attendance at Annual Meetings of Shareholders. The Company does not have a stated policy, but encourages its directors to attend each Annual Meeting of Shareholders. At last year’s Annual Meeting of Shareholders, held on May 28, 2009, 11 of the Company’s 17 directors were present and in attendance.

Board of Directors Committees

The Board of Directors has three standing committees, the Executive Committee, the Audit Committee and the Compensation/ Human Resources Committee.

Executive Committee. Subject to applicable law, the Executive Committee has the authority to exercise all powers of the Board of Directors during intervals between meetings of the board. During 2009, the Executive Committee met 12 times. The members of the Executive Committee for 2009 were Carl H. Ricker, Jr. (Chairman), Robert L. Jones, O. A. Keller, III and B. Grant Yarber. From January through June, Don W. Perry was a member of the Executive Committee, and Charles F. Atkins was appointed as a member of the Executive Committee on July 9, 2009. James A. Barnwell, Jr. served as a member of the Executive Committee until his resignation from the Board of Directors effective October 5, 2009.

Audit Committee. The Audit Committee was established by the Board of Directors to oversee the Company’s accounting and financial reporting process, including the Company’s internal control over financial reporting and audits of the Company’s financial statements. In connection with such oversight responsibilities, the Audit Committee reviews the results and scope of the audit and other services provided by the Company’s independent registered public accounting firm. The Audit Committee also has the sole authority and responsibility to select, determine compensation of, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee operates pursuant to a charter that is available on our website at www.capitalbank-us.com or free of charge upon written request to the attention of Michael R. Moore, Capital Bank Corporation, 333 Fayetteville Street, Suite 700, Raleigh, NC 27601. During 2009, the Audit Committee met ten times.

The members of the Audit Committee for 2009 were Samuel J. Wornom, III (Chairman), O. A. Keller, III, George R. Perkins, III, Don W. Perry and Carl H. Ricker, Jr. From January through June, Richard H. Shirley was a member of the Audit Committee, and from January through September, James D. Moser, Jr. served as Chairman of the Audit Committee. Mr. Moser and Mr. Shirley resigned from the Board of Directors effective October 5, 2009. The Board of Directors, in its business judgment, has made an affirmative determination that each of Messrs. Wornom, Keller III, Perkins, Perry and Ricker are “independent directors” as that term is defined by Nasdaq Listing Rules, including the special independence requirements applicable to audit committee members. The Board of Directors also has determined, in its business judgment, that Mr. Wornom is an “audit committee financial expert” as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For additional information regarding the Audit Committee, see “Audit Committee Report” below, which is incorporated into this section by reference.

Compensation/Human Resources Committee. The role of the Compensation/Human Resources Committee is to approve the compensation of the Company’s officers and to administer certain of the Company’s benefit plans. The Compensation/Human Resources Committee operates pursuant to a charter that is available on our website at www.capitalbank-us.com or free of charge upon written request to the attention of Michael R. Moore, Capital Bank Corporation, 333 Fayetteville Street, Suite 700, Raleigh, NC 27601. The Compensation/Human Resources Committee has the authority to delegate to subcommittees as it deems appropriate. During 2009, the Compensation/Human Resources Committee met four times.

The members of the Compensation/Human Resources Committee for 2009 were John F. Grimes, III (Chairman), Charles F. Atkins, Robert L. Jones, O. A. Keller, III, Don W. Perry and Carl H. Ricker, Jr. In 2009, Leopold I. Cohen served as Chairman of the Compensation/Human Resources Committee until his resignation from the Board of Directors effective October 5, 2009.

None of the current members of the Compensation/Human Resources Committee are employed by the Company, and the Board of Directors, in its business judgment, has made an affirmative determination that each of Messrs. Grimes, Atkins, Jones, Keller III, Perry and Ricker is an “independent director” as that term is defined by Nasdaq Listing Rules. For additional information regarding the Compensation/Human Resources Committee, see “Compensation Discussion and Analysis” and “Compensation/Human Resources Committee Report” below.

Nominations of Directors

The Company does not have a nominating committee or a nominating committee charter. The Board of Directors has decided against establishing a nominating committee because its policy is to have the independent directors perform the functions that might otherwise be performed by such a committee. In addition, a majority of the independent directors on the board must approve all director nominees. Therefore, the Board of Directors believes the current practices of the independent directors are appropriate for nominating directors.

In identifying candidates for the Company’s Board of Directors, the independent directors consider the composition of the board, the operating requirements of the Company and the long-term interests of the Company’s shareholders. In conducting this assessment, the independent directors consider diversity, age, skills, and such other factors as they deem appropriate given the current needs of the board and the Company to maintain a balance of knowledge, experience and capability. The independent directors believe that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having business experience, and having high moral character; however, they retain the right to modify these minimum qualifications from time to time. Although the Company has not adopted a formal policy with regard to the consideration of diversity in identifying candidates for the Board of Directors, the independent directors do consider diversity in business, industry and professional experience, differences of viewpoint, education, specific skills and perspectives. The independent directors believe that the consideration of diversity as a factor in selecting members of the Board of Directors will enable the Company to create an assorted Board of Directors that effectively serves the needs of the Company and the interests of its shareholders. With respect to directors who are nominated for re-election, the independent directors also consider the director’s previous contributions to the Board of Directors. A majority of the independent directors on the board recommended the slate of directors proposed for election at the Annual Meeting.

The policy of the independent directors on the board (and the Board of Directors generally) is to consider written nominations of candidates for election to the Board of Directors properly submitted by shareholders; however, such nominations are not actively solicited. The independent directors on the board do not intend to alter the manner in which they evaluate candidates, including the criteria set forth above, based on whether the candidate is recommended by a shareholder or otherwise.

Shareholder Communications

The Company’s shareholders may communicate directly with the members of the Board of Directors or the individual Chairperson of standing board committees by writing directly to those individuals at Capital Bank Corporation, 333 Fayetteville Street, Suite 700, Raleigh, NC 27601. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate office that is sent directly to an individual unless the Company believes the communication may pose a security risk.

Code of Ethics

The Company’s Board of Directors has adopted a code of business conduct and ethics (the “Code of Ethics”) that applies to all of the Company’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Code of Ethics is available at www.capitalbank-us.com or free of charge upon written request to Michael R. Moore, Capital Bank Corporation, 333 Fayetteville Street, Suite 700, Raleigh, NC 27601. If we amend or grant any waiver from a provision of our Code of Ethics that applies to our executive officers, we will publicly disclose such amendment or waiver as required by applicable law, including by posting such amendment or waiver on our website at www.capitalbank-us.com or by filing a Current Report on Form 8-K.

Board Leadership Structure and Role in Risk Oversight

The Company believes that having independent board oversight enhances the Company’s ability to increase corporate performance and shareholder value. Other than the Chief Executive Officer, the Company’s Board of Directors is composed entirely of independent directors. Additionally, the Company believes that it is advisable and preferable for one of the Company’s independent directors to serve as the Chairman of the Board. Therefore, the Board of Directors has separated the roles of Chief Executive Officer and Chairman of the Board in acknowledgement of the differences in the two roles. O. A. Keller, III has served as a director and Chairman of the Board since the Company’s inception, providing him with the knowledge and leadership ability to effectively and efficiently manage the Board of Directors. As directors continue to become more responsible for oversight, we believe it is beneficial to have an independent chairman whose sole job is leading the board.

In making its decision to have an independent chairman, the Board of Directors considered the time that Mr. Yarber is required to devote as CEO, particularly in the current economic environment. By having an independent director serve as chairman of the Board of Directors, Mr. Yarber is able to focus his entire energy on running the Company. The Company believes this structure provides strong leadership for the Board of Directors, while also positioning the CEO as the leader of the company in the eyes of our customers, employees, and other interested parties.

The Board of Directors oversees risk through the various Board standing committees, principally the Audit Committee, which report directly to the Board. The Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board of Directors. The Audit Committee focuses on, and has oversight responsibility of, risk associated with the Company’s internal control over financial reporting and audits. In particular, the Audit Committee discusses with management, the internal auditors, and the independent registered public accountants the Company’s policies with respect to risk assessment and risk management, including risks related to fraud, liquidity, credit operations and regulatory compliance.

The Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance and ethics programs, including compliance with legal and regulatory requirements. The Compensation/Human Resources Committee is responsible for considering the risks that may be implicated by the Company’s executive compensation programs and reviews those risks with the Company’s senior risk officers.

While the Board of Directors oversees the Company’s risk management, management is responsible for the day-to-day risk management processes. The Company believes this division of responsibility is the most effective approach for addressing the risks the Company faces and that its board leadership structure supports this approach. The Company understands that different board leadership structures may be suitable for companies in different situations. The Board of Directors will continue to reexamine the Company’s corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the Company’s needs.

PROPOSAL 1:  ELECTION OF DIRECTORS

A majority of the independent directors on the Board of Directors has nominated Charles F. Atkins, W. Carter Keller, Don W. Perry and B. Grant Yarber for election to serve as Class I directors until the 2013 Annual Meeting of Shareholders (or until such time as their respective successors are elected and qualified or their earlier resignation, death or removal from office).

The Board of Directors has no reason to believe that the persons named above as nominees for directors will be unable or will decline to serve if elected. However, in the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, it is the intention of the proxy holders named in the accompanying proxy card to vote for the election of such other person or persons as the proxy holders determine in their discretion. In no circumstance will the proxy be voted for more than four nominees. Properly executed and returned proxies, unless revoked, will be voted as directed by the shareholder or, in the absence of such direction, will be voted in favor of the election of the recommended nominees.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES.

Set forth below are the names and other information pertaining to the board’s nominees and other directors whose terms of office will continue after the Annual Meeting:

Name	Position with Company	Age	Year First Elected Director

Class I
Charles F. Atkins (1)(2)	Director	61	2003
W. Carter Keller	Director	37	2009
Don W. Perry (2)(3)	Director	51	2003
B. Grant Yarber (1)	President, Chief Executive Officer and Director	45	2004

Class II
John F. Grimes, III (2)	Director	67	2003
Robert L. Jones (1)(2)	Director	73	1997
Samuel J. Wornom, III (3)	Director	67	1997

Name	Position with Company	Age	Year First Elected Director

Class III
O. A. Keller, III (1)(2)(3)	Chairman of the Board of Directors	65	1997
Ernest A. Koury, Jr.	Director	56	2006
George R. Perkins, III (3)	Director	42	2003
Carl H. Ricker, Jr. (1)(2)(3)	Director	67	2002

(1)	Member of Executive Committee
(2)	Member of Compensation/Human Resources Committee
(3)	Member of Audit Committee

Class I

Charles F. Atkins has served as a director of Capital Bank since its inception in 1997 and was elected to serve as a director of the Company in 2003. He is currently, and has been for the past 21 years, President of Cam-L Properties, Inc., a commercial real estate development company located in Sanford, North Carolina. Mr. Atkins has substantial experience with community banking, as he was an organizer of Capital Bank, and in his position with a real estate development company has developed an extensive understanding of certain real estate markets in which the Bank makes loans. During his tenure with the Company, he has obtained knowledge of the Company’s business, history and organization, which has enhanced his ability to serve as director.

W. Carter Keller was elected to serve as a director of the Company and Capital Bank in 2009. He is currently, and has been for the past 11 years, Vice President of Carolina Commercial Contractors, LLC, a general contractor and construction company located in Sanford, North Carolina. Mr. Keller also has 14 years experience in the clean-up of contaminated building sites and treatment of contaminated soil. He also serves as Chairman of the North Carolina Aeronautical Council, member of Montessori School of Sanford Board, and member of Lee County Schools and Facilities Advisory Board. Mr. Keller was a member of Capital Bank’s Lee County Advisory Board from the Bank’s inception until his election to his current position on the Board of Directors. His business and personal experience in certain of the Bank’s communities provides him with a unique appreciation of markets that the Bank serves. Mr. Keller is the son of O. A. Keller, III.

Don W. Perry has served as a director of Capital Bank since its inception in 1997 and was elected to serve as a director of the Company in 2003. He is currently, and has been for the past 11 years, the President of Lee Brick and Tile Company, which is a family-owned business that manufactures structural brick and is located in Sanford, North Carolina. Mr. Perry has substantial experience with community banking as he was an organizer of Capital Bank. He brings to the Board of Directors an intimate understanding of the Company’s business, as well as substantial leadership ability, as evidenced by his position as President of a family-owned business.

B. Grant Yarber was elected to serve as a director of the Company and Capital Bank in May 2004 when he was promoted to Chief Executive Officer of the Company. Prior to joining the Company in July 2003, he was the Chief Lending Officer and Chief Credit Officer of MountainBank in Hendersonville, North Carolina. Mr. Yarber also served two years as Senior Credit Manager in the Southeast region of Bank of America in Tampa, Florida. Prior to the move to Florida, Mr. Yarber was for two years a State Executive for Business Banking, and Professional and Executive Banking, for Bank of America in Missouri and Illinois. He also serves as a director of Capital Bank Foundation, Inc. As Chief Executive Officer of the Company, Mr. Yarber has an intimate understanding of the Company’s business and organization, as well as substantial leadership ability, banking industry expertise, business acumen and management experience, making him a valuable member of the Board of Directors.

Class II

John F. Grimes, III, has served as a director of Capital Bank since 1999 and was elected to serve as a director of the Company in 2003. He is currently, and has been for the past 14 years, a Partner of Cecil Budd Tire Company, located in Siler City, North Carolina, which distributes automobile tires and manufactures retreads for commercial and government use. As a result of his business experience, Mr. Grimes brings to the Company useful knowledge and understanding of management, marketing and operations. His business and personal experience in certain of the Bank’s communities provides him with a unique understanding and appreciation of markets that the Bank serves.

Robert L. Jones has served as a director of Capital Bank since its inception in 1997 and has served as a director of the Company since its inception. He is currently, and has been for the past 29 years, Chairman of Davidson and Jones Corporation in Raleigh, North Carolina, which provides real estate development and management services in the southeastern United States and Mexico. Mr. Jones has substantial experience with community banking as he was an organizer of Capital Bank. He brings to the Board of Directors an intimate understanding of the Company’s business, as well as substantial ties to the markets that the Bank serves, as evidenced by his service in the community and on educational boards in North Carolina.

Samuel J. Wornom, III, has served as a director of Capital Bank since its inception in 1997 and has served as a director of the Company since its inception. He is currently, and has been for the past 13 years, President of Nouveau Investments, Inc., an investment company located in Sanford, North Carolina. Mr. Wornom currently serves as Southeast Trustee of Boys & Girls Clubs of America and on the Boys & Girls Club of Sanford Lee County board. As the president of an investment company and founder of several other companies (including The Pantry, Inc., which is currently a publicly-traded corporation), Mr. Wornom brings to the Company useful knowledge and understanding of management, marketing and operations. Further, this experience has provided Mr. Wornom with a strong background in financial reporting and understanding financial statements. Moreover, his business and personal experience in certain of the Bank’s communities provides him with a unique understanding and appreciation of markets that the Bank serves.

Class III

O. A. Keller, III, has served as a director of Capital Bank since its inception in 1997 and has served as a director and as Chairman of the Board of Directors of the Company since its inception. Mr. Keller was also a founding director of Triangle Bank from 1988 to 1998, and served on its executive committee and audit committee. Furthermore, he served as a director of Triangle Leasing Corp. from 1989 to 1992. He is currently, and has been for the past 15 years, Chief Executive Officer of Earthtec of NC, Inc., an environmental treatment facility in Sanford, North Carolina. He also serves as a director of Capital Bank Foundation, Inc. Mr. Keller is also currently the Chairman of the Sanford Lee County Regional Airport Authority (Raleigh Executive Jet Port), Vice Chairman of Lee County Economic Development Corp. and a member of Triangle Regional Partnership Staying on Top 2 committee. Mr. Keller is the father of W. Carter Keller. As Chairman of the Board of Directors, Mr. Keller has had the opportunity to develop extensive knowledge of the Company’s business, history and organization which, along with his personal experience in markets that the Bank serves, has supplemented his ability to effectively contribute to and manage the Board. Mr. Keller is a founder of the Bank and a well regarded community leader in Sanford, North Carolina.

Ernest A. Koury, Jr., was elected to serve as director of the Company and Capital Bank in January 2006. Mr. Koury is a former director of 1st State Bancorp, Inc. and its banking subsidiary, 1st State Bank. He is currently, and has been for the past 34 years, Vice President of Carolina Hosiery Mills, Inc., a hosiery mill in Burlington, North Carolina. He has served as Vice Chairman of the Alamance County Planning Board and a member of the Elon University Board of Visitors. Mr. Koury has substantial experience with community banking as evidenced by his tenure as a director for 1st State Bancorp. Through his experiences, Mr. Koury has the ability to bring a different insight into the banking industry to the Board of Directors.

George R. Perkins, III, has served as a director of Capital Bank since its inception in 1997 and was elected to serve as a director of the Company in 2003. Mr. Perkins is currently, and has been for the past nine years, President of Frontier Spinning Mills, Inc., located in Sanford, North Carolina and one of the largest producers of spun yarns for U.S. and international knitting and weaving industries. He also serves on the board of Lee County YMCA. Mr. Perkins brings to the Board of Directors an intimate understanding of the Company’s business, as well as substantial business and leadership ability, as evidenced by his position as President of a worldwide supplier to the textile industry.

Carl H. Ricker, Jr. was elected to serve as a director of the Company and Capital Bank in 2002. Mr. Ricker is a former director of High Street Corporation, which was acquired by the Company in December 2002. Mr. Ricker is currently, and has been for the past 23 years, the President of Azalea Development Management Company, a commercial real estate development company located in Asheville, North Carolina. He also serves as a director of Capital Bank Foundation, Inc. As a result of his business experience, Mr. Ricker brings to the Company useful knowledge and understanding of certain real estate markets in which the Bank makes loans, specifically western North Carolina, and management, real estate investing and operations. Mr. Ricker has been recognized for his successful real estate investing and development. His extensive business and personal experience in certain of the Bank’s communities provides him with a unique understanding and appreciation of markets that the Bank serves.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis, which we refer to herein as the “CD&A,” describes the Company’s executive compensation philosophy, components and policies, including analysis of the compensation earned by the Company’s Named Executive Officers as detailed in the accompanying tables.

Executive Summary

In 2009, the Company continued to face a challenging, unstable and unprecedented economic environment, marked by increasing difficulty in certain real estate markets that affected loans made by Capital Bank and by rising unemployment in the regions served by Capital Bank and in the State of North Carolina generally. This challenging environment was reflected in the Company’s 2009 financial performance, as the Company reported a net loss of $6.8 million, and in the Company’s stock price, which began 2009 with a trading price of $6.14 per share and ended 2009 with a trading price of $3.87 per share. Despite the effects of a weak economy, the Company, and the Company’s named executive officers, continued to focus on improving the Company’s fundamental performance metrics, including increasing deposits and net interest income. During 2009 and early 2010, our Compensation/Human Resources Committee (the “Committee”) balanced the need for designing an executive compensation program that enables the Company to attract and retain executive talent and creates a “pay for performance” environment with the need for prudent and rational compensation decisions that took into account the unprecedented economic challenges facing the Company and the banking industry generally. A few of the significant executive compensation decisions made by the Committee in 2009 and early 2010, which were influenced significantly by the economic uncertainty faced by the Company and the people and businesses served by Capital Bank, included:

•	Suspending the Annual Incentive Plan for 2009 and 2010.

•	Providing our named executive officers with salary increases for 2009 no greater than 5.6% and tentatively freezing salaries of the named executive officers for 2010.

•	Determining not to grant any equity awards under the Company’s Equity Incentive Plan in 2009.

•	Suspending matching payments for the Company’s 401(k) Plan.

The Committee will continue to evaluate these decisions throughout 2010. On a regular basis, the Committee will assess whether these decisions continue to be in the Company’s best interest as the economic environment continues to evolve, while taking into consideration the Company’s need to maintain stability and retain qualified individuals in its executive leadership positions.

In 2008, the Company participated in the Capital Purchase Program (“CPP”) pursuant to the U.S. Department of Treasury’s (the “Treasury”) Troubled Asset Relief Program (“TARP”). As discussed below, the Company’s participation in the CPP resulted in restrictions related to executive compensation. The Company has taken a number of steps to comply with the restrictions imposed by our participation in the CPP. Further, the Committee has considered the Company’s participation in the CPP and the restrictions on CPP participants under the Emergency Economic Stabilization Act (“EESA”) and the American Recovery and Reinvestment Act of 2009 (“ARRA”) in setting the compensation for the named executive officers in 2009 and 2010.

Current Named Executive Officers

The following executives were our named executive officers at the end of 2009:

Name	Position

B. Grant Yarber	President and Chief Executive Officer
Michael R. Moore	Executive Vice President and Chief Financial Officer
David C. Morgan	Executive Vice President and Chief Banking Officer
Mark J. Redmond	Executive Vice President and Chief Credit Officer
Ralph J. Edwards	Senior Vice President and Technology & Operations Executive Officer

Our named executive officers are also our “senior executive officers” as that term is used in connection with TARP.

Compensation Philosophy and Objectives

The Committee is committed to maintaining an executive compensation program that will contribute to the achievement of the Company’s business objectives. For 2009, the Committee believes that the Company had an executive compensation program that:

•	fulfilled the Company’s business and operating needs, conformed with its general human resource strategies and enhanced shareholder value; and

•
enabled the Company to attract and retain the executive talent essential to the Company’s achievement of its short-term and long-term business objectives while balancing the need to consider weak economic conditions and the Company’s financial performance in compensation decisions.

The Company’s objective is to pay its executives and other employees at rates that enable the Company to maintain a highly competent and productive staff. The Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. The Committee has historically structured the Company’s annual cash and noncash executive compensation in a way that it believes motivates executives to achieve the business goals set by the Company and rewards the executives for achieving such goals.

Process for Determining Executive Compensation

The Board of Directors and the Committee believe that the performance of each of the named executive officers has the potential to impact both the short-term and long-term profitability of the Company. Therefore, the Board of Directors and the Committee place considerable importance on the design and administration of the executive compensation program.

The Committee has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Committee reviews and oversees the general compensation plans and policies of the Company and approves the individual compensation arrangements for the Company’s senior management team, including the named executive officers. Specifically, the Committee makes all compensation decisions for the chief executive officer, approves recommendations regarding any equity awards to all officers of the Company and reviews total compensation for the senior management team, which includes the named executive officers. The Committee strives to ensure that the total compensation paid to executive management is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to members of executive management, including the named executive officers, are similar to those provided to other officers, with the exception that only certain executive officers are eligible to participate in the Company’s Defined Benefit Supplemental Executive Retirement Plan.

The Committee believes that the compensation of each named executive officer should reflect his or her individual performance and take into account the Company’s performance.

Role of Individual Performance

When making compensation decisions, the Committee considers a number of factors specific to each named executive officer’s role in the Company’s management. The Company considers the unique characteristics and qualifications of each named executive officer, including relevant experience, length of service with the Company, scope of responsibility and the demonstration of commitment to the Company’s strategic objectives.

Role of Company Performance

The Committee believes that the success of the Company is dependent upon, and reflective of, the performance of our senior management team, including the named executive officers and our employees. Therefore, when determining compensation levels for the named executive officers, the Committee takes into account the Company’s performance based on quantitative and qualitative factors. The quantitative factors considered by the Committee include net income, asset growth, return on assets and return on equity. The Committee based many of its compensation decisions, including suspending the Annual Incentive Plan and declining to make equity grants, on the Company’s financial performance and the effect of weak economic conditions in 2008 and 2009.

The qualitative factors considered by the Committee include the achievement of the Company’s business plan and progress towards strategic objectives.

In making compensation decisions for each named executive officer, the Committee also finds it useful to consider:

•	the recommendations of our chief executive officer (for named executive officers other than himself);

•	the advice of Harlequin & Co., an independent compensation consultant; and

•	relevant market data related to the compensation of executives at a peer group of companies.

While the Committee considers input from these sources, it retains responsibility for, and exercises its judgment and discretion when determining, the overall compensation of our chief executive officer and approving the overall compensation of our other named executive officers.

Role of Executive Officers

Our chief executive officer assists the Committee by annually reviewing the performance of each member of senior management (other than his own, which is reviewed only by the Committee). The conclusions reached and recommendations based on these reviews, including with respect to base salary and achievement of objectives in the Annual Incentive Plan (discussed below), are presented to the Committee along with the chief executive officer’s specific recommendations regarding salary adjustments and annual award amounts. These recommendations are considered by the Committee as a reflection of each named executive officer’s individual performance. The chief executive officer’s recommendations are then reviewed by the Committee along with market data from the peer companies identified below, and the Committee either approves the recommendations from the chief executive officer or exercises its discretion by modifying any recommended salary adjustments or awards to executives.

Role of Independent Compensation Consultant

To assist it in making determinations regarding proper levels of executive compensation, the Committee has engaged an independent compensation consultant, Harlequin & Co., to conduct an annual review of the Company’s total compensation program for the chief executive officer as well as for other key members of the senior management team. In 2009, the Company also used the services of Silverton Bank as an independent compensation consultant. Silverton Bank ceased operations in May 2009 as a result of action taken by the Office of the Comptroller of Currency and the Federal Deposit Insurance Corporation, and in September 2009, the Company retained Harlequin & Co. The Company’s compensation consultant provides the Committee with relevant market data and alternatives to consider when making compensation decisions for the chief executive officer and on the recommendations being made by the Company’s chief executive officer, for our named executive officers other than the chief executive officer. In addition, the Board of Directors retained Harlequin & Co. to conduct an assessment of director compensation and the Board’s composition and size to determine ways in which the Board may be able to improve upon or optimize its performance.

Role of Benchmarking

In making compensation decisions, the Committee generally compares each element of total compensation, other than retirement plan benefits and perquisites, against a peer group of publicly-traded financial institutions (collectively, the “Compensation Peer Group”) and also considers published surveys such as the Economic Research Institute’s Executive Compensation Assessor. Harlequin assists the Committee in identifying the Compensation Peer Group and comparable positions, salaries and incentive compensation at Compensation Peer Group companies. While the Committee believes that benchmarking provides a useful point of reference when making compensation decisions, it does not rely on it solely. The Compensation Peer Group, which is periodically reviewed and updated by the Committee and Harlequin, consists of companies against which the Committee believes the Company competes for executive talent. The companies comprising the Compensation Peer Group for 2009 are 19 independent SEC reporting banks that operate within 11 southern or mid-Atlantic coast states and that are comparable in terms of asset size. The Compensation Peer Group for 2009, which remained the same as the 2008 Compensation Peer Group, was:

•	BancTrust Financial Group, Inc.	•	First Bancorp
•	Bancorp, Inc.	•	First South Bancorp, Inc.
•	TIB Financial Corp.	•	Southern Community Financial Corp.
•	Seacoast Banking Corporation of Florida	•	Yadkin Valley Financial Corporation
•	CenterState Banks of Florida, Inc.	•	First Security Group, Inc.
•	Southeastern Bank Financial Corporation	•	Cardinal Financial Corporation
•	PAB Bankshares, Inc.	•	Virginia Commerce Bancorp, Inc.
•	S.Y. Bancorp, Inc.	•	Summit Financial Group, Inc.
•	First Mariner Bancorp	•	SCBT Financial Corporation
•	FNB United Corp.

In 2009, the Compensation Peer Group had assets ranging from $864 million to $3.5 billion, with median assets of $1.78 billion. The Company had total assets of $1.734 billion at the end of 2009, placing it in the 42nd percentile of the Compensation Peer Group. The Committee compared the Company’s 2009 financial performance to the financial performance of the Compensation Peer Group when evaluating compensation decisions.

The Company also competes with many larger companies for top executive-level talent. As such, the Committee generally sets compensation for senior management team members at the 50th percentile of compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group in order to be competitive but still emphasize performance-based compensation. Variations to this objective may occur as dictated by the experience level of the individual and market factors.

Elements of Executive Compensation

In light of the economic challenges facing the Company, the Committee determined that the compensation of the named executive officers should be provided primarily in the form of base salary for 2009 and that incentive compensation should be limited. While the Committee plans to primarily compensate the Company’s named executive officers in the form of base salary in 2010, if economic conditions improve, the Committee may consider granting equity awards in 2010 and expects in future years to return to a compensation package that includes both short- and long-term compensation in the form of base salary, non-equity incentive plan compensation and equity award grants that comply with TARP restrictions, if applicable.

The Committee does not target a specific mix of executive compensation by allocating total compensation across cash and noncash pay, or between current and long-term pay, or among different types of long-term incentive awards. The profile of the Company’s executive compensation is driven by decisions made for each component of pay separately, which the Committee intends to be appropriately market-competitive, as well as the impact of its decisions on total compensation.

The Company’s overall executive compensation program includes the following major elements:

Compensation Element	Objective	Key Features

Base salary	Provide a fixed level of cash compensation based on experience, duties and scope of responsibility.	Targeted between 80% and 125% of median salary for similar position at Compensation Peer Group. In 2009, ranged from 94% to 105% of median at Compensation Peer Group for our named executive officers.

Annual incentive plan	Compensate executive officers for specific achievements based on Company performance and individual achievement. Reinforce “pay for performance.”	Suspended for named executive officers in 2009 and 2010 due to economic conditions and TARP restrictions.

Compensation Element	Objective	Key Features

Long-term incentive awards
Encourage the retention of key officers and employees, align management interests with shareholder interests, motivate attainment of long-term goals and compensate executive officers for long-term Company performance.

No grants were awarded to named executive officers in 2009, due to economic conditions and TARP restrictions. Officers, including the named executive officers, and employees will remain eligible for grants of stock options or restricted shares in 2010, in compliance with any TARP restrictions if applicable.

Contributions to retirement plans	Encourage long-term retention of key officers and employees and offer incentives for employees to save for retirement.
401(k) Plan is open to all employees. The Company suspended employer matching contributions for all participants in June 2009.

Long-term Supplemental Executive Retirement Plan provides for potential supplemental retirement benefits for certain executive officers equal to a targeted percentage of the participant’s average annual salary during the last three years of employment less certain offsets.

Perquisites and other benefits
Provide a safety net of protection against the financial catastrophes that can result from illness, disability or death and to promote client development and fulfillment of business duties on an efficient and cost-effective basis.

Designed to represent a small part of the Company’s overall compensation package. The named executive officers generally receive only perquisites offered to all employees, except that certain named executive officers receive automobile allowances, use of the Company’s leased aircraft for business purposes only and paid club memberships.

Total Mix of Compensation

The Committee does not define a set pay mix for our named executive officers. In 2009, each named executive officer received a base salary and other benefits (including matching payments to retirement plans and perquisites).

Base Salary

Base salary is designed to compensate executives based upon their experience, duties and scope of responsibility. Base salaries are intended to be competitive relative to similar positions at reasonably comparable peer institutions (e.g., companies included in the Compensation Peer Group) in order to provide the Company with the ability to pay base salaries that will attract and retain employees with a proven track record of performance. Salaries for executive positions are established using the same process as for other positions and job levels within the Company, that is, by systematically evaluating the position and assigning a salary based on comparisons with pay scales for similar positions in reasonably comparable institutions. While the Committee believes that benchmarking salaries provides a useful point of reference, it does not rely solely on benchmarking. Individual salaries may be above or below amounts paid to similarly situated employees at competitor institutions, depending on the executive’s tenure in his position, geographic location and performance. Base salary ranges are designed so that salary opportunities for a given position will generally be between 80% and 125% of the midpoint of the base salary established for each range.

Adjustments to executive salaries are generally made annually along with adjustments to other employee salaries. The Committee primarily considers the following factors in approving adjustments to salary levels for executives:

•	the relationship between current salary and appropriate internal and external salary comparisons;

•	market data provided by Harlequin, including the average size of salary increases being granted by Compensation Peer Group companies;

•	whether the responsibilities of the position have changed during the preceding year; and

•	the individual’s performance as reflected in the overall manner in which his or her assigned role is carried out.

2009 Base Salaries. For 2009, the base salary ranges for the 25th through 75th percentile at the Compensation Peer Group were: (i) chief executive officer – $358,744 to $410,028 (midpoint $370,000); (ii) chief financial officer – $178,216 to $213,959 (midpoint $192,000); (iii) chief banking officer – $218,500 to $239,155 (midpoint $233,000); (iv) chief credit officer – $170,514 to $198,528 (midpoint $185,000); and (v) chief operations officer – $144,284 to $173,877 (midpoint $160,000). In 2009, base salaries for the Company’s chief executive officer, chief financial officer, chief banking officer, chief credit officer and technology and operations executive officer were 100%, 102%, 94%, 105% and 103%, respectively, of the midpoint of these ranges. These amounts were determined based upon tenure in the position, the competitive norm and the level of experience each such individual has with other banking institutions.

The following table shows annual base salaries in effect at the end of 2008 and 2009 for each named executive officer, as well as the percentage increase from 2008 to 2009.

Executive	2008 Base Salary	2009 Base Salary	Percent Increase

B. Grant Yarber	$350,265	$370,000	5.6%

Michael R. Moore	$185,000	$195,000	5.4%

David C. Morgan	$208,000	$218,500	5.0%

Mark J. Redmond	$185,000	$195,000	5.4%

Ralph J. Edwards 1	$165,000	$165,000	0.0%

  1  Mr. Edwards was hired in December 2008.

Specific factors considered in determining the size of the salary increase for each named executive officer are summarized below:

Mr. Yarber’s base salary increase for 2009 was 5.6%, which places his 2009 salary at the Compensation Peer Group median for 2009. In determining the level of Mr. Yarber’s salary increase, the Committee considered his contribution to the Company’s performance in 2008, his supervision and leadership of the Company’s officers and employees in a difficult economic environment and the strategic positioning of the Company for 2009.

Mr. Moore’s base salary increase for 2009 was 5.4%, which places his 2009 salary 2% above the Compensation Peer Group median for 2009. In determining the level of Mr. Moore’s increase, the Committee considered his management of the Company’s capital and liquidity, his contribution to Capital Bank’s acquisition of four banking branches in Fayetteville, North Carolina and his management of key financial controls.

Mr. Morgan’s base salary increase for 2009 was 5.0%, which places his 2009 salary 6% below the Compensation Peer Group median for 2009. The Committee considered Mr. Morgan’s contribution to deposit, loan and noninterest income growth during 2008 when determining his salary increase for 2009.

Mr. Redmond’s base salary increase for 2009 was 5.4%, which places his 2009 salary 5% above the Compensation Peer Group median for 2009. The Committee considered Mr. Redmond’s contribution to the Company’s, and Capital Bank’s, credit metrics, including the level of nonperforming assets, relative to Compensation Peer Group companies.

Mr. Edwards’s salary was set in his offer letter to join the Company from November 2008. He did not receive an adjustment to his base salary for 2009.

Considering the salary levels and adjustments described above, the annualized base salary rates for our named executive officers as a group were in line with our target range.

2010 Base Salaries. The Committee met on December 1, 2009 to review the named executive officers’ salaries and to consider adjustments to those salaries for 2010. The Committee gave consideration to each named executive officer’s job performance, experience level, and comparison to Compensation Peer Group salary levels when making decisions for 2010. The Committee also considered the challenging economic environment during 2009. The Committee determined not to make any adjustments to 2009 base salaries at that time, which have continued to be the base salaries for the named executive officers in 2010. The Committee plans to regularly re-evaluate throughout 2010 whether base salary adjustments are appropriate, in light of economic circumstances, individual performance or the Company’s performance.

Annual Incentive Plan

The Annual Incentive Plan is intended to serve many functions, including compensating executive officers for specific achievements on behalf of the Company’s performance and their individual achievements, encouraging the retention of key executives and other officers, and aligning the executive officers’ interests with those of the Company’s shareholders with target award opportunities that are established as a percentage of base salary. The opportunity for a more significant award generally increases when the Company achieves higher levels of performance.

Generally, incentive awards for all named executive officers may be reduced in the discretion of the Committee. In addition, the Committee retains discretion under the plan, if circumstances warrant, to award bonuses or to increase, reduce or eliminate bonuses that might otherwise be payable to an executive officer based on actual performance even if inconsistent with the plan. Awards are typically paid in cash during the first quarter of the following fiscal year.

The Committee suspended the Annual Incentive Plan for 2009, and therefore no awards were provided in 2009. The Committee has also suspended the Annual Incentive Plan for 2010 due to continuing deteriorated economic conditions and the difficulty such economic conditions would present in determining performance metrics and goals.

Equity Awards under the Equity Incentive Plan

Equity compensation is intended to enhance the long-term proprietary interest in the Company on the part of the employee and others who can contribute to the Company’s overall success, and to increase the value of the Company to its shareholders. Under the Capital Bank Corporation Equity Incentive Plan (the “Equity Incentive Plan”), the Board of Directors or the Committee has the authority to grant stock options and restricted stock to any employee, director or local advisory board member of the Company. Equity award levels are generally determined based on market data and vary among participants based on their positions within the Company. From time to time, the Committee may grant an additional award to one or more employees based on special circumstances.

The Company awards equity grants without regard to any scheduled or anticipated release of material information. The Company does not accelerate or delay equity grants in response to material information, nor does it delay the disclosure of information due to plans to make equity grants.

Neither the Board of Directors nor the Committee sets any performance levels (threshold, target, maximum or otherwise) for equity awards, and all equity awards under the Equity Incentive Plan are made completely at the discretion of the Board of Directors or the Committee.

Stock Option Grants. Stock options, because they have the potential to grow in value over time, are used to reward employees, directors or local advisory board members, for performance that maximizes long-term shareholder value. Stock options can also be awarded upon hiring employees to fill certain senior positions in the Company. The sizes of those awards are determined based on factors such as the position to be occupied by the new employee and the competitive situation.

Incentive stock options, or ISOs, may be granted only to employees of the Company. Nonqualified stock options, or NSOs, may be granted to employees, directors and local advisory board members of the Company. The exercise price of ISOs may not be less than 100% (110% in the case of a 10% shareholder) of the fair market value of the shares on the date of grant. The exercise price of NSOs is determined by the Committee at the time of grant. The fair market value of the shares (determined on the date of grant) as to which ISOs held by an optionee first become exercisable in a calendar year may not exceed $100,000. The term of an ISO may not be more than ten years (five years in the case of a 10% shareholder). ISOs must be exercised within three months after the employment of the optionee terminates (12 months in the case of death or disability). NSOs must be exercised within the period set forth in the option agreement after the employment or director relationship of the optionee terminates, but in all cases before the expiration of the term of the NSO.

Historically, options are awarded with exercise prices equal to the closing price of the Company’s Common Stock on the date of grant. The Committee has not granted options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date, nor has it granted options priced on a date other than the grant date. Options granted generally vest at a rate of 20% per year over the first five years of the ten-year option term. Vesting ceases upon termination and options must be exercised within 90 days of termination of employment. There were 235,250 vested outstanding options, and 80,600 unvested options as of December 31, 2009.

There were no stock option grants to named executive officers in 2009.

Restricted Stock Awards. Grants of stock or rights to purchase stock are determined by the Committee in its discretion. The Committee determines the purchase price (if any) of the shares subject to stock awards, and the vesting and other terms of stock awards. Restricted stock awards have value as restrictions lapse and are generally used to reward certain of the Company’s employees for performance that maximizes long-term shareholder value.

There were no restricted stock awards to named executive officers in 2009.

Stock Ownership and Retention Guidelines. While the Company believes that its employees and executive officers should hold stock in the Company to better align their interests with those of our shareholders, the Company does not currently have any stock ownership or retention guidelines for its executive officers or employees.

Other Compensation Programs and Practices

Retirement Plans and Other Benefit Plans

401(k) Plan. The Capital Bank 401(k) Retirement Plan (the “401(k) Plan”) is a tax-qualified retirement savings plan pursuant to which all employees, including the named executive officers, are able to contribute on a before-tax basis up to 25% of their annual salary or the limit prescribed by the Internal Revenue Service. Through May 2009, the Company matched 100% of the first 6% of pay that was contributed to the 401(k) Plan. Matching contributions vest over a five year period with 20% vesting after two years of service, an additional 20% after each of the third and fourth years of service and the remaining 40% after the fifth year of service. The Company suspended matching payments to all participants, including the named executive officers, in June 2009. This plan enhances the range of benefits offered to executives and enhances the Company’s ability to attract and retain employees.

Supplemental Executive Retirement Plan. Each of the named executive officers, other than Mr. Edwards, participates in the Capital Bank Defined Benefit Supplemental Executive Retirement Plan (the “Supplemental Executive Plan”). The Supplemental Executive Plan was adopted on May 24, 2005 to offer supplemental retirement benefits to key decision-making members of the senior management team employed by the Company at that time, whose deferral opportunities under the Capital Bank 401(k) Plan are capped, and to encourage long-term retention of plan participants. The Company pays the entire cost of benefits under the Supplemental Executive Plan, which are in addition to the defined contribution type plans (e.g., the 401(k) Plan) that encourage participants to set aside part of their current earnings to provide for their retirement. The amount payable under the Supplemental Executive Plan to each participant is determined by the plan’s benefit formula, which is more fully described below in the section entitled “Supplemental Executive Plan.”

Perquisites and Other Personal Benefits

Perquisites and other personal benefits represent a small part of the Company’s overall compensation package, and are offered only after consideration of business need. The Company provides executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions.

Personal benefits offered to executives serve a different purpose than do the other elements of executive compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. Personal benefits offered to executives are largely those that are offered to the general employee population, with some variation primarily to promote tax efficiency. Some of the named executive officers also receive automobile allowances and club memberships paid by the Company, as well as certain opportunities to travel on Company business using the Company’s leased aircraft. The Company also sponsors memberships in golf or social clubs for certain senior executives who have responsibility for the entertainment of current and prospective clients.

Executive Employment Agreements

Due to the highly competitive market for executive talent in the community banking sector, the Company has entered into employment agreements with each of the named executive officers except Mr. Edwards. The terms of these arrangements were established through arms-length negotiations with each executive. The Company generally offers these arrangements to attract key talent from outside the Company by providing a fixed level of severance income and other benefits in the case of employment termination for various reasons.

The Company believes that it benefits from these arrangements by not having to negotiate separation terms on an ad hoc basis. In turn, the Company receives various competitive protections in the form of restrictive covenants (noncompete, nonsolicitation and nondisclosure provisions). These arrangements also assure the continuity of senior leadership in the event of a change in control, which is believed to be critical to ensuring an objective analysis of such a situation.

The employment agreements for Mr. Moore, Mr. Morgan and Mr. Redmond are for a term of one year, renewable automatically for additional one-year periods, unless notice of termination is provided by either party at least thirty (30) days prior to the end of any renewal term. Mr. Yarber’s agreement continues until terminated in accordance with the terms thereof. The employment agreements provide named executive officers a base annual salary, which may be reviewed and adjusted at the discretion of Capital Bank in accordance with Capital Bank’s policies, procedures and practices as they may exist from time to time. Pursuant to the terms of the agreements, the named executive officers are eligible for performance bonuses and other benefits available to executives of the Company. Finally, Mr. Yarber, Mr. Moore, Mr. Redmond and Mr. Morgan have agreed to standard nondisclosure provisions, and Mr. Moore, Mr. Redmond and Mr. Morgan have also agreed to standard noncompete and nonsolicitation provisions.

Under the terms of their employment agreements, Mr. Yarber, Mr. Moore, Mr. Redmond and Mr. Morgan are entitled to severance benefits upon the occurrence of specified events including upon termination or a change in control of the Company. For a detailed description of such benefits, see “Potential Payments upon Termination or Change in Control.”

Mr. Edwards has an offer letter that establishes certain components of compensation, including base salary and a sign-on bonus, but that does not provide for severance benefits upon termination or change in control.

Change in Control Arrangements

Each employment agreement discussed above contains change in control severance provisions that are designed to promote stability and continuation of senior management. The Company has included change in control provisions in the employment agreements because the banking industry has been consolidating for a number of years, and the Company does not want its executives distracted by a rumored or actual change in control. Further, if a change in control should occur, the Company desires that its executives be focused on the business of the organization and the interests of shareholders. In addition, the Company believes it is important that its executives are able to react neutrally to a potential change in control and not be influenced by personal financial concerns. The Committee believes that the change in control provisions included in the employment agreements are consistent with market practice and assist the Company in retaining its executive talent.

The Committee believes that change in control provisions should compensate executives who are displaced by a change in control and not serve as an incentive to increase an executive’s personal wealth. Therefore, the employment agreements require that there be both a change in control and an involuntary termination without “cause” or a voluntary termination for “good reason,” which is often referred to as a “double-trigger.” The double-trigger ensures that the Company will become obligated to make payments under the change in control provisions of the employment agreements only if the executive’s employment actually terminates as a result of the change in control. The Company has set the level of benefits (either 1, 2 or 2.99 times salary and bonus depending on when the named executive officer is terminated after a change in control) to remain competitive with the banking industry as a whole and specifically with the independent banks that operate within Capital Bank’s regions.

However, the Company’s participation in the CPP prohibits payment to our named executive officers of certain benefits upon a change in control. Additional information regarding the applicable payments under such agreements for the named executive officers and the limitations on such payments by CPP participation is provided under the heading “Potential Payments upon Termination or Change in Control” below.

Participation in the Treasury’s CPP

To implement the restrictions under EESA and ARRA, on June 15, 2009, the Treasury issued the Interim Final Rule on TARP Standards for Compensation and Corporate Governance. Many of the restrictions placed on us by our participation in the CPP apply to what the Treasury refers to as our Senior Executive Officers, which we will refer to in this section as the “SEOs,” and other highly-compensated employees. The SEOs are the same as our named executive officers.

The Company’s participation in the CPP subjects it to certain executive compensation restrictions. Those restrictions include:

•
Review of Arrangements To Ensure No Unnecessary or Excessive Risks: The Company is prohibited from providing incentive compensation arrangements that encourage its senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. The Committee is required to review senior executive officer compensation arrangements with the Company’s senior risk officer semi-annually to ensure that the SEOs are not encouraged to take unnecessary and excessive risks.

•
Binding SEO Agreements: Before the Treasury would enter into the purchase agreement for the preferred stock and warrants, each SEO other than Mr. Edwards (who was not an SEO at that time) executed an agreement to waive certain compensation, severance and other benefits possible under their employment agreements to the extent necessary to comply with EESA requirements as well as waive claims against the Treasury or the Company resulting from changes to his compensation or benefits. Mr. Edwards subsequently entered into such an agreement.

•
Limit on Severance and Golden Parachute Payments: The Company is prohibited from making payments to the Company’s five most highly-compensated employees upon a change in control of the Company or upon departure from the Company other than as a result of death or disability, except payments for services performed or benefits accrued and payments pursuant to qualified retirement plans or that are required by applicable law.

•	Limit on Tax Deductions: Section 162(m)(5) of the Internal Revenue Code imposes a $500,000 deduction limit for SEO compensation without exceptions for “performance-based compensation.”

•
Prohibition on Cash Bonuses and Similar Payments: ARRA prohibits the accrual and payment of any “bonus, retention award, or incentive compensation,” except for limited grants of restricted stock subject to specified vesting terms and other limitations, to the five most highly-compensated employees. There is an exception to this prohibition for any bonus payment required to be paid pursuant to a written employment contract executed before February 11, 2009.

•
Treasury Review of Prior Bonuses and Payments: ARRA directs the Treasury to review bonuses, retention awards, and other compensation paid to the SEOs and the next 20 most highly-compensated employees of the Company, even though the Company received CPP assistance prior to the enactment of ARRA.

•
Clawback: The Company is required to “clawback” any bonus or incentive compensation received by the SEOs and the next 20 most highly-compensated employees based upon statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate.

•	Say on Pay Vote: The Company is required to provide shareholders with an opportunity to cast a nonbinding advisory vote on executive compensation.

•
Luxury Expenditures: The Company has implemented a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services.

•	Prohibition on Tax Gross-ups: The Company is prohibited from making tax gross-ups or other similar reimbursements for tax payments to our SEOs and the next 20 most highly-compensated employees.

Review of Compensation Arrangements To Ensure No Unnecessary or Excessive Risks

The Committee is required to meet at least semi-annually to discuss and review any incentive or bonus compensation arrangements for named executive officers and other employees, with the assistance of Michael R. Moore, who was appointed as the Company’s Chief Risk Officer, that might promote unnecessary and excessive risk-taking and jeopardize the Company’s value. The Committee and Mr. Moore also reviewed the Company’s compensation plans to determine whether any of them encourages behavior focused on short-term results or manipulation of reported earnings. Mr. Moore and the Committee also received input and assistance in the review from Silverton Bank and Harlequin & Co., the Company’s independent compensation consultant. The Committee met with Mr. Moore on March 2, 2009 to conduct its review, and Harlequin & Co. presented a report, supervised and reviewed by Mr. Moore, to the Committee on December 1, 2009. At these meetings, the Committee was presented with a report on the Company’s incentive compensation programs, and the Committee and Mr. Moore determined that that the Company’s incentive compensation programs do not encourage the SEOs or other employees to take unnecessary and excessive risks that threaten the value of the Company and that no revisions to the Company’s incentive compensation arrangements were necessary. The certification required by the Committee in connection with such review is set forth under “Compensation/Human Resources Committee Report” below.

Payment Recovery

The Company is required to recover any bonus or incentive compensation paid to an SEO or any of the Company’s next 20 most highly-compensated employees based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate. The Company has entered into an agreement with each SEO that provides for a “clawback” of any bonus or incentive compensation paid to such SEO while the Treasury holds a debt or equity position in the Company that was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. Additionally, the Committee has adopted a clawback policy applicable to the next 20 most highly-compensated employees.

Tax Deductibility of Compensation

There are various provisions of the Internal Revenue Code which are considered by the Committee.

Section 162(m)

While the Company does not have a formal policy, it has been and continues to be the Committee’s intent that all incentive payments be deductible unless maintaining such deductibility would undermine the Company’s ability to meet its primary compensation objectives or is otherwise not in the Company’s best interest. At this time, essentially all compensation paid to the named executive officers is deductible under Section 162(m) of the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code, provides that compensation in excess of $1 million paid for any year to a corporation’s chief executive officer and the three other highest paid executive officers other than the chief financial officer at the end of such year, which executives are referred to herein as covered employees, will not be deductible for federal income tax purposes unless: (i) the compensation qualifies as “performance-based compensation,” and (ii) our shareholders are advised of, and approved, the material terms of the performance goals under which such compensation is paid and, under certain conditions, such shareholders have reapproved the material terms of the performance goals within the last five years.

Any Company that participates in the CPP is subject to new Internal Revenue Code Section 162(m)(5), which reduces the $1 million deduction limit to $500,000 during the period that the Treasury holds a debt or equity interest in our Company. This section applies to compensation paid to certain “covered executives,” consisting of our chief executive officer, chief financial officer and the three other most highly compensated officers. There is no exception to this prohibition for “performance-based compensation.” This prohibition also applies to all amounts earned during a year in which the Company participates in the CPP regardless of whether payment is delayed until after the Company exits the CPP.

Some elements of Mr. Yarber’s compensation attributable to services performed in 2009 but for which payment and deduction will be deferred to a future year may be limited with respect to deductibility by the Company in future years due to the lower threshold imposed by EESA.

Section 280G

The Company also takes into account the tax effects of various forms of compensation and the potential for excise taxes to be imposed on its executive officers that might have the effect of frustrating the purpose(s) of such compensation. Internal Revenue Code Section 4999 imposes a 20% nondeductible excise tax on the recipient of an “excess parachute payment,” and Internal Revenue Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change in control. A payment as a result of a change in control must be equal to or exceed three times the executive’s base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount.

The change in control provisions contained in the employment agreements for Mr. Moore, Mr. Redmond and Mr. Morgan provide that to the extent any of the payments and benefits provided for under such employment agreement or otherwise payable to Mr. Moore, Mr. Redmond and Mr. Morgan, respectively, constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will reduce the aggregate amount of such payments and benefits such that the present value thereof (as determined under the Internal Revenue Code and the applicable regulations) is equal to 2.99 times such named executive officer’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code. The intent of the reduction in the aggregate amount of the payments due Mr. Moore, Mr. Redmond and Mr. Morgan under their respective change in control provisions of their employment agreements is to avoid loss of tax deduction by the Company on amounts over and above the “base amount” and to avoid subjecting the executive to excise tax under Section 4999 of the Internal Revenue Code. Mr. Yarber’s change in control provisions were amended in 2006 to remove similar Section 280G “cap” provisions. As a result, to the extent any of the payments and benefits provided to Mr. Yarber under such employment agreement or otherwise payable to Mr. Yarber constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, such payments and benefits will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code and will limit the Company’s corresponding tax deduction to the “base amount.” The Committee believes such arrangement is consistent with market practice for similarly situated chief executive officers and is a valuable retention incentive.

The Company’s participation in the CPP restricts severance payments to SEOs and the next five highest paid employees. Mr. Yarber’s and the other SEOs’ execution of waivers of benefits required for entry into the CPP effectively eliminates an SEO’s right to parachute payments while the Company remains in the CPP. For a summary of the restrictions on severance payments see “Potential Payments upon Termination or Change in Control” below.

Compensation/Human Resources Committee Report

The Committee has reviewed and discussed the foregoing CD&A with management, and, based on such review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s Proxy Statement on Schedule 14A for filing with the Securities and Exchange Commission.

The compensation committee also certifies that:

(1)
It has reviewed with the senior risk officer the SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

(2)	It has reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

(3)
It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

In its review of the Company’s compensation plans required by ARRA and the Treasury regulations, the Company determined that the design and administration of the compensation components are consistent with best practices and do not encourage excessive risk-taking by the Company’s SEOs or other employees. These conclusions were based on the following:

•	The Committee is composed of outside directors with broad authority in the administration and policing of the Company’s compensation plans;

•	Plan participation is determined by the Committee, performance against the various provisions of the plans are monitored by the Committee and final payout is approved by the Committee;

•
Levels of base compensation as well as selection for, and level of, participation in incentive plans are based upon a continuing assessment of broad based elements of character and overall contribution mitigating the ability to win through inappropriate levels of risk;

•	The components of compensation are examined annually to ensure that no one component represents an outsized opportunity; and

•
The compensation components are designed to provide an appropriate level of dynamic balance between short and long term performance horizons, insuring that performance for one horizon against the interests of the other does not result in a significant total payout.

Below is a list of the SEO compensation plans and other employee compensation plans reviewed by the Committee along with a discussion of the reasons why the compensation plans do not promote or encourage excessive or unnecessary risk taking or encourage the manipulation of reported earnings.

Senior Executive Officer Compensation Plans

Plan Name	Reason for Conclusion

Base Salary
Base salary is determined for each member of the executive management team through reference to peer group practices in the relevant market. Application of the data to the particular executive’s situation is done individually by the Committee giving consideration to general performance but with a heavy weighting toward overall contribution, leadership and matters of safety, soundness and reputational risk for the Company. Base salaries are not based on the performance of the Company, and, therefore, do not encourage SEOs to take unnecessary or excessive risks that threaten the Company’s value or manipulate reported earnings to enhance the compensation of any employee.

Annual Incentive Plan
The Annual Incentive Plan provides for a stated potential payout with threshold, target and stretch objectives. The potential payout is capped. The plan employs a range of objectives, with no single objective worth greater than 40% of the total. The plan provides for a balancing of focus between earnings, return, growth, operational efficiency and asset quality. Embedded in the asset quality objective is a measure of non-performing assets which serves as a brake on payout. Taken in combination with the impact of additions to the loan loss reserve, considerable downside pressure up to and including the elimination of the payout can result. The asset quality objectives also provide a multi-period input by capturing asset quality deterioration from credits booked in prior periods aiding in avoiding the development of adverse trends. The report of performance against objectives is reviewed by the Committee and approved in advance of final payout. SEOs are not encouraged to take unnecessary or excessive risks that threaten the Company’s value or manipulate reported earnings since the Annual Incentive Plan payout is capped, employs a range of balancing objectives rather than a single objective and has embedded asset quality “brakes.”

Equity Incentive Plan
The Equity Incentive Plan utilizes options and restricted shares to provide for a long-term perspective on growth and resulting value creation consistent with that of a shareholder. Grants of options or shares are made as and when deemed appropriate by the Committee. Participation in the plan at a particular level of award is no guarantee of participation in the plan in subsequent periods and does not establish any entitlement to a particular level of award. While recommendations for awards may be made by management, inclusion in the plan is solely determined by the Committee and reflects consideration of a wide range of executive attributes including performance, leadership and potential for further contribution. Historically, the Company has maintained the total amount of options granted and restricted shares issued at levels well within the range of peer group practices. SEOs are not encouraged to take unnecessary or excessive risks that threaten the Company’s value or manipulate reported earnings since the Equity Incentive Plan is consistent with peers in frequency and level of award, selective in participation and earned over multiple years through a vesting mechanism.

Capital Bank 401(k) Retirement Plan Capital Bank Defined Benefit Supplemental Executive Retirement Plan Perquisites and Other Personal Benefits Executive Employment Agreements
Benefits paid pursuant to these programs are generally unrelated to the performance of the Company and therefore do not encourage unnecessary or excessive risk taking or the manipulation of reported earnings to enhance the compensation of any employee.

Other Employee Compensation Plans

None of our SEOs participate in the following plans.

Plan Name	Reason for Conclusion

Financial Services Department
The Financial Services Department provides investment, insurance and other brokerage services through an independent broker dealer, Capital Investment Companies. Commissions to brokers are paid after receipt of net income (less administrative fee paid to Capital Investment Companies). Risks are limited, and mitigated by among other things the timing of payment, but do exist with the broker commission methodology. This risk is controlled by the fact that the reports are generated by Capital Investment Companies, reviewed by Capital Bank’s Director of Commercial Services, further reviewed by Capital Bank’s Human Resources Department and finally reviewed and approved by the broker. In addition, the Human Resources Department requests each month’s broker commissions to aid in the compensation timing. These controls mitigate confusion and questions relating to Financial Services broker commission payments. Employees are not encouraged to take unnecessary or excessive risks that threaten the Company’s value or manipulate reported earnings since this line of business plan is well designed in that it has significant administrative structure, senior manager oversight and payout reconciliation.

Mortgage Consultant Plan
The Mortgage Consultant Plan provides for commission payments to originators on a sliding scale based upon qualified revenue, defined as the difference between the origination fee and discount points charged to the borrower plus or minus the discount or premium pricing minus any net fee loss experienced by Capital Bank. This definition properly captures the revenue effect for Capital Bank and the sliding scale is industry consistent. The Plan contains protections designed to insure that payout to the employee reflects the pacing of revenue to Capital Bank and to insure that risks from fall-out from permanent financings as well as employee benefit costs not fully covered by commissions are mitigated. Employees are not encouraged to take unnecessary or excessive risks that threaten the Company’s value or manipulate reported earnings since this line of business plan is well designed and has significant senior manager oversight and payout reconciliation.

This report is submitted by the members of the Committee:

John F. Grimes, III (Chairman)	O. A. Keller, III
Charles F. Atkins	Don W. Perry
Robert L. Jones	Carl H. Ricker, Jr.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the year ended December 31, 2009.

Name and Principal Position	Year	Salary (1)	Bonus (2)		Stock Awards (3)		Option Awards (3)(4)		Non-Equity Incentive Plan Compensation (5)		Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total

B. Grant Yarber President and Chief Executive Officer	2009 2008 2007	$370,000 350,265 340,000	$	– 15,600 –	$	– – 110,160	$	– 9,495 –	$	– 54,561 –	$141,517 124,089 134,510	$14,690 21,217 20,062	$526,207 575,227 604,732

Michael R. Moore (8) Executive Vice President and Chief Financial Officer	2009 2008 2007	195,000 185,000 15,417		– – –		– – –		– 9,495 –		– 31,450 –	54,379 41,591 –	5,339 58,006 5,388	254,718 325,542 20,805

David C. Morgan Executive Vice President and Chief Banking Officer	2009 2008 2007	218,500 207,510 176,667		– – 27,000		– – 73,440		– 9,495 –		– 34,850 –	45,108 33,819 22,077	19,759 29,000 21,124	283,367 314,674 320,308

Mark J. Redmond Executive Vice President and Chief Credit Officer	2009 2008 2007	195,000 183,510 163,750		– – 27,000		– – 73,440		– 9,495 –		– 30,600 –	22,889 11,946 23,086	17,439 24,277 20,749	235,328 259,828 308,025

Ralph J. Edwards (9) Senior Vice President and Technology & Operations Executive Officer	2009	165,000		15,000		–		–		–	–	2,345	182,345

(1)	For more detailed information on the Committee’s process and philosophy in setting base salary, please refer to the section entitled “Base Salary” in the Compensation Discussion and Analysis.

(2)	Amounts include discretionary payments made to named executive officers under the Annual Incentive Plan.

(3)
Amounts listed in the “Stock Awards” column and the “Option Awards” reflect the full grant date fair value of the award received. For a further discussion of these awards, see Note 16 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2008.

(4)
On December 18, 2008, each of our named executive officers received a grant of 15,000 stock options at an exercise price of $6.00 per share, which was the closing price of our Common Stock that day. One-fifth (1/5) of the grants vests on the first, second, third, fourth and fifth anniversaries of the December 18, 2008 grant date, and the options have ten-year terms.

(5)	See “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Plan” for a further discussion of the Annual Incentive Plan.

(6)
The amounts reflect the increase in the present value of the named executive officer’s benefits under the Supplemental Executive Plan using assumptions consistent with those used in the Company’s financial statements and include amounts, which the named executive officer is not currently entitled to receive because such amounts are not fully vested.

(7)
The Company provides the named executive officers with certain group life, health, medical and other noncash benefits generally available to all salaried employees that are not included in this column pursuant to SEC rules. The amounts shown in this column for 2009 consist of (i) matching contributions by the Company under the Capital Bank 401(k) Retirement Plan; (ii) automobile allowances to certain executive officers; (iii) amounts for the personal portion of club dues; and (iv) dividends on unvested shares of restricted stock.

(8)	Mr. Moore became Executive Vice President and Chief Financial Officer in December 2007.

(9)	Mr. Edwards became Senior Vice President and Technology and Operations Executive Officer in December 2009.

All Other Compensation

The following table sets forth each component of the “All Other Compensation” column of the Summary Compensation Table for 2009:

	Matching Contributions to Company 401(k)	Automobile Allowance (1)	Club Membership Fees	Dividends on Unvested Shares Restricted Stock	Total

B. Grant Yarber	$9,250	$1,483	$2,037	$1,920	$14,690

Michael R. Moore	4,875	–	464	–	5,339

David C. Morgan	5,463	10,800	2,216	1,280	19,759

Mark J. Redmond	4,875	10,800	484	1,280	17,439

Ralph J. Edwards	2,063	–	282	–	2,345

(1)	Represents a fixed automobile allowance payment by the Company pursuant to the Employment Agreement with each of Mr. Yarber, Mr. Morgan and Mr. Redmond.

Grants in Last Fiscal Year

There were no grants of plan-based awards to the named executive officers in the year ended December 31, 2009.

Outstanding Equity Incentive Plan Awards at Fiscal Year End

The following table provides information on all Equity Incentive Plan awards (if any) held by the named executive officers as of December 31, 2009. All outstanding stock option awards were subject to service-based vesting and are for stock options exercisable into shares of the Company’s Common Stock.

Outstanding Equity Awards at Fiscal Year End (2009)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2)	Market Value of Shares or Units of Stock that Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested

B. Grant Yarber	10,000	–	–	$15.27	9/15/13	3,000	$11,610	–	$–
	10,000	–	–	15.80	12/12/13			–	–
	10,000	–	–	18.18	12/16/14			–	–
	3,000	12,000	–	6.00	12/18/18			–	–

Michael R. Moore	3,200	4,800	–	13.20	12/03/17	–	–	–	–
	3,000	12,000	–	6.00	12/18/18			–	–

David C. Morgan	5,000	–	–	15.80	12/12/13	2,000	7,740	–	–
	3,500	–	–	18.18	12/16/14			–	–
	3,000	12,000	–	6.00	12/18/18			–	–

Mark J. Redmond	5,000	–	–	17.31	5/03/15	2,000	7,740	–	–
	3,000	12,000	–	6.00	12/18/18			–	–

Ralph J. Edwards	–	–	–	–	–	–	–	–	–

(1)
The options listed were granted under the Equity Incentive Plan. Each option expires on the earlier of the expiration date shown or 90 days after termination of the recipient’s employment. Options may be exercised to purchase vested shares only. Upon termination of employment, options are forfeited with respect to any shares not then vested.

(2)
One-third (1/3) of each restricted stock award vests on each of the first, second and third anniversaries of the December 20, 2007 grant date. Vesting ends upon termination of employment, at which time all unvested shares of restricted stock are forfeited; however, vesting accelerates upon death or termination of employment due to disability or a change in control.

(3)
The market value of unvested shares granted to the named executive officers during 2007 is calculated by multiplying the total number of unvested shares granted by the closing price of $3.87 of the Company’s Common Stock as of December 31, 2009.

Options Exercises and Stock Vested

None of the Company’s named executive officers exercised any stock options during the year ended December 31, 2009. One-third (1/3) of restricted stock awards granted on December 20, 2007 to Mr. Yarber, Mr. Redmond and Mr. Morgan vested on December 20, 2009. The closing price of our Common Stock on the Nasdaq Global Select Market was $3.95 on December 19, 2009, which was the last trading day prior to vesting.

Option Exercises and Stock Vested (2009)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

B. Grant Yarber	–	$–	3,000	$11,850

Michael R. Moore	–	–	–	–

David C. Morgan	–	–	2,000	7,900

Mark J. Redmond	–	–	2,000	7,900

Ralph J. Edwards	–	–	–	–

Supplemental Executive Plan

Under the Supplemental Executive Plan, participants will receive a supplemental retirement benefit equal to a targeted percentage of the participant’s average annual salary during the last three years of employment less certain amounts the Company contributes towards the participant’s retirement, including Company paid matching contributions to the Capital Bank 401(k) Plan and 50% of the participant’s projected social security benefit. Should the Company adopt other qualified ERISA retirement plans, those additional future benefits would also reduce the benefits under the Supplemental Executive Plan. Benefits under the Supplemental Executive Plan will vest over an eight-year period with the first 20% vesting after four years of service and 20% vesting annually each year thereafter. The Company’s Board of Directors or an appropriate committee of the board may grant credit for years of service prior to the effective date of the Supplemental Executive Plan.

Retirement benefits under the Supplemental Executive Plan will be paid annually for a number of years equal to the executive’s years of service with the Company, up to a maximum of 17 years. However, in the event of a change in control (as defined in the Supplemental Executive Plan) or in the event of a participant’s death while employed by the Company, a participant will instead receive a lump sum payment in an amount equal to the present value of the total annual retirement benefits payable under the Supplemental Executive Plan had the participant retired with 17 years of service on the date of such event. In the event of a participant’s disability (as defined in the Supplemental Executive Plan), the participant’s benefits will be paid based on the total years of service earned under the Supplemental Executive Plan through the date of disability.

As of December 31, 2009, Mr. Yarber and Mr. Morgan have accrued six years of service, Mr. Redmond has accrued five years of service and Mr. Moore has accrued two years of service. Thus, Mr. Yarber and Mr. Morgan are 60% vested in their accrued benefits under the Supplemental Executive Plan. Mr. Redmond is 40% vested in his accrued benefits under the Supplemental Executive Plan. Mr. Moore is not yet vested in any accrued benefits under the Supplemental Executive Plan.

The Supplemental Executive Plan contains an early retirement provision, which permits a reduced benefit to a participant who terminates employment prior to attaining age 58. In such instances, the benefit would be reduced by a factor equal to 2% times the difference between 58 and the participant’s age at the date of termination. For example, if a participant retires at age 40, the annual benefit would be reduced by 36%, since 58 minus 40 times 2% equals 36%. However, this early retirement provision requires affirmative election by a participant within the first 30 days of participation. None of our named executive officers made such election within the first 30 days of their participation in the Supplemental Executive Plan, and as a result, none has the right to early retirement benefits.

The following table shows the present value of benefits payable to named executive officers, including the number of years of service credited to each such named executive officer under the Supplemental Executive Plan, determined using assumptions consistent with those in the Company’s financial statements. The present value is based on the estimated future payments due after attaining normal retirement age without regard to death, disability, early retirement or a change in control.

Pension Benefits (2009)

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments during Last Fiscal Year

B. Grant Yarber (2)	Supplemental Executive Plan	6	$561,254	$–

Michael R. Moore	Supplemental Executive Plan	2	95,970	–

David C. Morgan (2)	Supplemental Executive Plan	6	137,605	–

Mark J. Redmond	Supplemental Executive Plan	5	71,210	–

(1)	Includes amounts, which the named executive officer is not currently entitled to receive because such amounts are not fully vested.

(2)
As permitted by the terms of the Supplemental Executive Plan, the Company’s Board of Directors has credited Mr. Yarber with one additional year of service for past service as the Company’s chief executive officer. Mr. Morgan participated in the Supplemental Executive Retirement Plan as the Regional President for the Triangle Region.

Potential Payments upon Termination or Change in Control

The table below sets forth the amount of compensation to each of the named executive officers of the Company in the event of voluntary termination for good reason, involuntary not-for-cause termination, termination following a change in control, termination due to death, and termination due to disability. The amounts assume such termination was effective December 31, 2009 and thus include amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon termination.

Severance and Change in Control Arrangements. The Company has entered into employment agreements with the named executive officers other than Mr. Edwards, which are intended to ensure the continuity of executive leadership, clarify the roles and responsibilities of executives, and to make explicit the terms and conditions of executive employment. These employment agreements contain severance provisions, including in connection with a change in control of the Company. For a brief summary of these agreements, see “Executive Employment Agreements” above.

Other than in the event of a change in control of the Company, if the named executive officers are terminated without cause, or the named executive officers terminate their agreement for good reason, such officer would be entitled to:

•
a gross amount equal to his or her then current base salary plus the amount of annual incentive award paid to the employee, if any, in the prior annual performance bonus year, payable in substantially equal amounts over the twelve-month period following such termination, except for Mr. Yarber, who is entitled to payments for a period up to twenty-four months if Mr. Yarber has not obtained new employment at a comparable compensation package; and

•
the continued participation in all (or comparable substitute coverage for) life insurance, retirement, health, accidental death and dismemberment, disability plans and other benefit programs and other services paid by Capital Bank, in which the executive participated immediately prior to termination for a minimum of one year for all named executive officers, except Mr. Yarber, who is entitled to continued participation for a maximum of two years if Mr. Yarber has not obtained new employment with a comparable benefits package.

The Company may terminate employment for cause, in which event the Company would be required to pay only accrued compensation due at termination.

In the event of termination due to death or disability, Mr. Yarber is entitled to receive a gross amount equal to his then current base salary plus the amount of annual incentive award paid, if any, in the prior annual performance bonus year, payable in a lump sum following the date of death or disability.

The employment agreements include change in control severance provisions that require that there be both a change in control and an involuntary termination without “cause” or a voluntary termination for “good reason” prior to triggering any payment obligation.

In the event of termination following a change in control, subject to execution of a standard general release of claims, the named executive officers other than Mr. Edwards are entitled to receive all accrued compensation and any pro rata annual performance bonus to which they are entitled and earned up to the date of termination, and severance payments and benefits. In addition, if termination occurs:

•
within twelve months after the occurrence of the change in control, the named executive officers are each entitled to a severance payment equal to 2.99 times the amount of the named executive officer’s respective current annual base salary plus the amount of annual incentive award paid to the named executive officer, if any, in the prior annual performance bonus year;

•
more than twelve months but not more than twenty-four months after the occurrence of the change in control, the named executive officers are each entitled to two times his respective current annual base salary plus the amount of annual incentive award paid to the named executive officer, if any, in the prior annual performance bonus year; and

•
more than twenty-four months but less than thirty-six months after the occurrence of the change in control, the named executive officers are each entitled to one times his respective current annual base salary plus the amount of annual incentive award paid to the named executive officer, if any, in the prior annual performance bonus year.

No payments are due the named executive officers if their employment is terminated after more than thirty-six months following the occurrence of the change in control.

Generally, pursuant to their agreements, a change in control is deemed to occur:

•	if any person acquires 50% or more of the Company’s voting securities;

•	if a majority of the directors, as of the date of their agreements, are replaced;

•
if shareholders approve a reorganization, share exchange, merger or consolidation related to the Company or Capital Bank, following which the owners of the Company’s voting securities immediately prior to the closing of such transaction do not beneficially own more than 50% of voting securities of Capital Bank; or

•
if the shareholders of Capital Bank approve a complete liquidation or dissolution of Capital Bank, or a sale or other disposition of all or substantially all of the capital stock or assets of Capital Bank.

Upon a change in control, the named executive officers are also entitled to continued participation in all life insurance, retirement, health, accidental death and dismemberment, disability plans and other benefit programs and other services paid by Capital Bank, in which he or she participated in immediately prior to termination for the time periods he or she receives severance benefits as a result of a change in control.

Supplemental Executive Plan. In the event of a change in control of the Company, Mr. Yarber, Mr. Moore, Mr. Redmond and Mr. Morgan are also entitled to lump sum payments under the Supplemental Executive Plan based on accelerated vesting and years of service credit. See above under “Supplemental Executive Plan.”

Accelerated Vesting of Stock Options and Stock Awards. In the event of a change in control of the Company, including a merger, consolidation, or reorganization of the Company, in which the owners of the voting power of the Company immediately before the transaction do not, directly or indirectly, own more than 50% of the voting power of the Company immediately following the transaction, or if the Company dissolves, liquidates, or sells substantially all of its assets, all outstanding stock options and stock awards granted under the Equity Incentive Plan, including awards granted to the Company’s named executive officers, will become fully vested. Each of Mr. Yarber, Mr. Moore, Mr. Morgan and Mr. Redmond currently hold unvested options for 12,000 shares which began to vest equally over a five-year period in December 2009. In addition, Mr. Moore has 4,800 unvested stock options that began to vest equally over a four-year period on December 3, 2009.

Limits on Payments upon Termination or Change in Control due to TARP Participation. The Interim Final Rule on TARP Standards for Compensation and Corporate Governance issued by the Treasury prohibits payments to SEOs upon a change in control of the Company or upon an SEO’s departure from the Company other than as a result of death or disability, except payments for services performed or benefits accrued and payments pursuant to qualified retirement plans or that are required by applicable law. The amounts presented in the table below do not reflect restrictions imposed by this Interim Final Rule, EESA or ARRA. The Company’s participation in TARP has the effect of reducing, and possibly eliminating, any severance payments. The Company will only make such payments as allowed by the Interim Final Rules, EESA or ARRA so long as it is subject to such restrictions.

Potential Payments upon Termination or Change in Control (2009)

On December 31, 2009	Voluntary Termination for Good Reason	Involuntary Not-for-Cause Termination	Termination Due to Change in Control		Termination Due to Death	Termination Due to Disability

B. Grant Yarber
Salary (1) (2)	$740,000	$740,000	$1,106,300		$370,000	$370,000
Bonus (2)	140,000	140,000	209,300		140,000	140,000
Stock options (3)	–	–	–		–	–
Stock awards (4)	–	–	11,610		11,610	11,610
Benefit continuation (5)	27,353	27,353	41,029		–	–
Retirement plan (6)(7)	336,752	336,752	2,958,109		2,958,109	1,197,116
Life insurance benefits (8)	–	–	–		1,000,000	–
Total value	$1,244,105	$1,244,105	$4,326,348	(9)	$4,479,719	$1,718,726

Michael R. Moore
Salary (1)	$195,000	195,000	$555,006		$–	$–
Bonus	31,450	31,450	–		–	–
Stock options (3)	–	–	–		–	–
Stock awards	–	–	–		–	–
Benefit continuation (5)	13,498	13,498	40,493		–	–
Retirement plan (6)(7)	–	–	–		902,238	136,135
Life insurance benefits (8)	–	–	–		390,000	–
Total value	$239,948	$239,948	$595,499	(10)	$1,292,238	$136,135

David C. Morgan
Salary (1)	$218,500	$218,500	$565,616		$–	$–
Bonus	34,850	34,850	–		–	–
Stock options (3)	–	–	–		–	–
Stock awards (4)	–	–	7,740		7,740	7,740
Benefit continuation (5)	13,563	13,563	40,690		–	–
Retirement plan (6)(7)	82,563	82,563	–		574,466	232,480
Life insurance benefits (8)	–	–	–		457,000	–
Total value	$349,476	$349,476	$614,046	(11)	$1,039,206	$240,220

Mark J. Redmond
Salary (1)	$195,000	$195,000	$529,743		$–	$–
Bonus	30,600	30,600	–		–	–
Stock options (3)	–	–	–		–	–
Stock awards (4)	–	–	7,740		7,740	7,740
Benefit continuation (5)	5,085	5,085	15,256		–	–
Retirement plan (6)(7)	28,484	28,484	–		492,281	170,660
Life insurance benefits (8)	–	–	–		390,000	–
Total value	$259,169	$259,169	$552,739	(12)	$890,021	$178,400

On December 31, 2009	Voluntary Termination for Good Reason	Involuntary Not-for-Cause Termination	Termination Due to Change in Control	Termination Due to Death	Termination Due to Disability

Ralph J. Edwards
Salary	$–	$–	$–	$–	$–
Bonus	–	–	–	–	–
Stock options	–	–	–	–	–
Stock awards	–	–	–	–	–
Benefit continuation	–	–	–	–	–
Retirement plan	–	–	–	–	–
Life insurance benefits (8)	–	–	–	330,000	–
Total value	$–	$–	$–	$330,000	$–

(1)	Amounts payable in equal installments over the twelve-month (or twenty-four month in the case of Mr. Yarber) period following termination. Amounts reflect the present value of these payments.

(2)
Under the terms of Mr. Yarber’s employment agreement, in the event of voluntary termination for good reason or involuntary not-for-cause termination, if Mr. Yarber has not accepted subsequent employment at any time during the 12-month period following his termination with a total annual compensation package that, in the aggregate is substantially equal to or greater than his annual salary plus bonus at the time of his termination, he shall continue to receive his salary and bonus installment payments until the earlier of the period ending 24 months following termination or the date he accepts subsequent employment. The amounts reflected under voluntary termination for good reason and involuntary not-for-cause termination are based on Mr. Yarber receiving payments for 24 months following termination.

(3)
Assumes executives holding vested options would fully exercise all vested options that are “in the money” on December 31, 2009. Amounts reflect the spread between the exercise price of such options and the closing price of $3.87 of the Company’s Common Stock as of December 31, 2009.

(4)
In the event of an executive’s voluntary or involuntary termination, all unvested shares of restricted stock are forfeited. In the event of death or disability, or a change in control, vesting is automatically accelerated, and the amounts reflect the number of vested shares times the closing price of $3.87 of the Company’s Common Stock as of December 31, 2009.

(5)
Reflects the estimated lump sum present value of all future premiums which will be paid on the named executive officers’ behalf under the Company’s health and welfare benefit plans based on coverage and premium rates in force on December 31, 2009.

(6)
In the event of death, the estates of Mr. Yarber, Mr. Redmond and Mr. Morgan are entitled to a lump sum payment benefit in the amount equal to the present value of the total annual retirement benefit payable under the Supplemental Executive Plan had they retired with 17 years of service on the date of death.

(7)
In the event of termination due to disability on December 31, 2009, Mr. Yarber and Mr. Morgan would be entitled to six annual payments of $234,711 and $45,581, respectively, as a result of having six years of credited service in the Supplemental Executive Plan. Mr. Redmond would be entitled to five annual payments of $39,060 as a result of having five years of credited service in the Supplemental Executive Plan. Mr. Moore would be entitled to two annual payments of $71,588 as a result of having two years of credited service in the Supplemental Executive Plan. Amounts shown are the present value of these payments.

(8)	The amount reflects the estimated lump sum death benefit proceeds payable to the named executive officer’s beneficiary.

(9)
Amounts shown under termination due to change in control for Mr. Yarber do not reflect any reduction because estimated payouts exceeding the Section 280G cap limits are not limited in accordance with Mr. Yarber’s employment agreement.

(10)
Amounts shown under termination due to change in control for Mr. Moore reflect a reduction of $1,024,317 as a result of the estimated payout exceeding the Section 280G cap limits in accordance with Mr. Moore’s employment agreement.

(11)
Amounts shown under termination due to change in control for Mr. Morgan reflect a reduction of $766,366 as a result of the estimated payout exceeding the Section 280G cap limits in accordance with Mr. Morgan’s employment agreement.

(12)
Amounts shown under termination due to change in control for Mr. Redmond reflect a reduction of $637,082 as a result of the estimated payout exceeding the Section 280G cap limits in accordance with Mr. Redmond’s employment agreement.

Compensation/Human Resources Committee Interlocks and Insider Participation

For the year ended December 31, 2009, the Committee consisted of Mr. Grimes (Chairman), Mr. Atkins, Mr. Jones, Mr. Keller III, Mr. Perry and Mr. Ricker. Leopold I. Cohen also served as a member and Chairman of the Committee in 2009 but resigned from the Committee and the Board of Directors in October. None of the members of the Committee during 2009 are or were, during 2009 or formerly, officers or employees of the Company or Capital Bank, and none of the executive officers serve as a member of a compensation committee of any entity that has an executive officer serving as a member of the Committee. Each of the directors, directly and/or indirectly, holds Common Stock. See “Certain Transactions” below for additional information on transactions between the Company and certain of the directors.

DIRECTOR COMPENSATION

Director Fees. Directors who are also employees of the Company receive no compensation in their capacities as directors. However, outside directors receive an annual retainer fee of $10,000 ($30,000 in the case of the Chairman of the Board), as long as they attend at least 75% of the meetings of the board. Directors are also paid $750 ($2,000 in the case of the Chairman of the Board) for each board meeting they attend and $500 ($750 in the case of the Chairman of the committee, and $1,000 in the case of the Chairman of the Audit Committee) for each committee meeting the director attends.

Deferred Compensation Plan. Directors of the Company who are not also employees of the Company are eligible, pursuant to the Company’s Deferred Compensation Plan for Outside Directors (as Amended and Restated Effective November 20, 2008) (the “Directors’ Plan”), to defer receipt of any compensation paid to them for their services as a director, including retainer payments, if any, and amounts paid for attendance at meetings. Amounts deferred are credited to an account in the director’s name and converted to “stock units” quarterly on the date that they would otherwise have been paid in cash. Each stock unit is deemed to be equivalent to one share of Common Stock, and the number of stock units credited to a director’s account is determined by dividing 125% of the cash amounts credited during the quarter by the closing price of the Common Stock on the date they would otherwise have been paid in cash. Each participant’s account will similarly be credited in stock units for dividends paid on the Common Stock during the year, which amounts will be included in the cash amounts converted to stock units. A director is always 100% vested in all amounts credited to his or her account under the Directors’ Plan. Stock units credited under the Directors’ Plan do not provide any participant voting rights or any other rights or privileges enjoyed by shareholders of the Company.

During 2009, all of the Company’s directors participated in the Directors’ Plan with the exception of James A. Barnwell, Jr. and Richard H. Shirley, who resigned from the Board of Directors effective October 5, 2009, and Oscar A. Keller, Jr., who resigned effective December 17, 2009. The number of stock units credited to the accounts of the directors and director nominees as of April 21, 2010, is as follows: 9,184 stock units for Mr. Atkins; 7,637 stock units for Mr. Grimes; 7,699 stock units for Mr. Jones; 36,967 stock units for Mr. O. A. Keller, III; 6,348 for Mr. Koury; 7,342 stock units for Mr. Perkins; 7,792 stock units for Mr. Perry; 11,967 stock units for Mr. Ricker; and 17,317 stock units for Mr. Wornom.

Stock units deferred and credited to a director’s account for years beginning before January 1, 2005 automatically become payable upon the director’s death, disability or retirement as a director. Stock units deferred for years beginning on or after January 1, 2005 become payable upon the first to occur of the director’s death, disability, retirement, or the specified date the director has elected to receive a distribution under the deferral election pursuant to which the stock units were deferred. All stock units also become payable upon a change in control of the Company, as such term is defined in the Directors’ Plan. Any compensation earned in a calendar quarter and not yet converted to stock units at the time the director becomes eligible to receive benefits will be paid in cash. For the year ended December 31, 2009, the Company recognized $543,000 of expense related to the Directors’ Plan.

Supplemental Retirement Plan for Directors. In May 2005, the Company established a Supplemental Retirement Plan for Directors, which was amended and restated effective December 18, 2008 to bring it into compliance with Internal Revenue Service 409A (the “Supplemental Director Plan”) for certain of the Company’s directors who were serving as directors at that time. The Supplemental Director Plan is intended to compensate Company directors for the additional time spent on Company activities over the several years prior to 2005 without any corresponding increases in the director fees. The Supplemental Director Plan provides for a fixed annual retirement benefit to be paid to a director for a number of years equal to the director’s total years of board service, up to a maximum of ten years, with the Company and any company acquired by the Company prior to the effective date of the Supplemental Director Plan that did not have a separate director retirement plan. As of the date hereof, all participants have ten years of service. The total maximum payment under the Supplemental Director Plan is approximately $4.0 million, and the total remaining payment to the participants is approximately $3.9 million. All current directors, except W. Carter Keller, Ernest A. Koury, Jr. and B. Grant Yarber, are eligible to participate in the Supplemental Director Plan, and it is not anticipated at this time that any future directors will be permitted to participate in the Supplemental Director Plan. For the year ended December 31, 2009, the Company recognized $237,800 of expense related to the Supplemental Director Plan.

Additional retirement benefits accrue after each year of service and are payable for a maximum of ten years of service. In the event of a change in control (as defined in the Supplemental Director Plan) prior to a director’s termination of service on the board, in lieu of the annual retirement benefits described above, the director will instead receive a lump sum payment. The lump sum will be equal to the present value of the total annual retirement benefit payments due had the director retired with ten years of service on the change in control date. In the event of a director’s disability (as defined in the Supplemental Director Plan), the director’s accrued benefit will be paid to the director for the number of years equal to the director’s total years of service accrued under the Supplemental Director Plan. In the event of a director’s death prior to distribution of all benefits due under the Supplemental Director Plan, the director’s remaining benefits will be paid to the director’s designated beneficiary.

Equity Compensation. The Company did not grant any option awards to its nonemployee directors during 2009.

Other. Each of our directors is also covered by director and officer liability insurance and is entitled to reimbursement for reasonable out-of-pocket expenses in connection with meeting attendance.

The following table provides information related to the compensation of the Company’s nonemployee directors for the year ended December 31, 2009.

Director Compensation Table

Name	Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total

Current Directors
Charles F. Atkins (4)	$34,000	$–	$–	$–	$11,544	$3,292	$48,836
John F. Grimes, III (4)	28,500	–	–	–	9,804	4,553	42,857
Robert L. Jones (4)	28,500	–	–	–	9,624	–	38,124
O. A. Keller, III (4)	77,500	–	–	–	31,642	29,369	138,511
W. Carter Keller (5)	–	–	–	–	–	–	–
Ernest A Koury, Jr.	23,750	–	–	–	7,912	–	31,662
George R. Perkins, III (4)	27,500	–	–	–	9,276	1,125	37,901
Don W. Perry (4)	29,000	–	–	–	10,212	3,239	42,451
Carl H. Ricker, Jr. (4)	45,000	–	–	–	15,236	9,330	69,566
Samuel J. Wornom, III (4)	29,750	–	–	–	13,124	9,096	51,970

Former Directors
James A. Barnwell, Jr.	18,250	–	–	–	–	–	18,250
Leopold I. Cohen (4)	21,500	–	–	–	11,002	13,524	46,026
Oscar A. Keller, Jr. (4)(6)	29,500	–	–	–	–	–	29,500
James G. McClure, Jr.	15,500	–	–	–	5,846	–	21,346
James D. Moser, Jr. (4)(7)	20,250	–	–	–	7,816	70,074	98,140
Richard H. Shirley	21,750	–	–	–	–	–	21,750
J. Rex Thomas (4)	21,000	–	–	–	7,903	6,546	35,449

(1)
Messrs. Barnwell, Keller, Jr. and Shirley elected to receive directors’ annual retainer and meeting fees in cash. The amounts shown for Messrs. Atkins, Grimes, Jones, Keller, III, Koury, Perkins, Perry, Ricker, Wornom, Cohen, McClure, Moser and Thomas are total fees earned, which were subject to deferral under the Directors’ Plan.

(2)
Amounts represent the compensation cost recognized in 2009 in accordance with Topic 718 of the FASB Accounting Standards Codification for fees deferred under the Directors’ Plan, which are converted to stock units quarterly using the closing price of the Common Stock on the day they would otherwise be paid in cash. For a further discussion of these awards, see Note 12 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2009 and “Deferred Compensation Plan” above.

(3)
The amounts reflect the increase in the present value of directors’ benefits under the Supplemental Director Plan using assumptions consistent with those used in the Company’s financial statements. Benefits are paid under the Supplement Director Plan based on years of credited service. All participating directors have ten years of credited service as of December 31, 2009.

(4)
Compensation does not include stock options that may be exercised. As of December 31, 2009, nonemployee directors held stock options as follows: 9,500 stock options for Mr. Atkins; 10,250 stock options for Mr. Cohen; 2,000 stock options for Mr. Grimes; 11,000 stock options for Mr. Jones; 17,800 stock options for Mr. Keller, III; 13,000 stock options for Mr. Keller, Jr.; 3,000 stock options for Mr. Moser; 9,500 stock options for Mr. Perkins; 10,000 stock options for Mr. Perry; 5,487 stock options for Mr. Ricker; 10,250 stock options for Mr. Thomas; and 12,250 stock options for Mr. Wornom.

(5)	Mr. Carter Keller was appointed to the Board of Directors on December 17, 2009 and did not receive compensation for the year ended December 31, 2009.

(6)	The amount shown in “All Other Compensation” reflects the fact that Mr. Keller Jr. began receiving payment of benefits in 2007 under the Supplemental Director Plan.

(7)	The amount shown in “All Other Compensation” includes an increase of $70,074 in the present value of Mr. Moser’s benefit under the Supplemental Director Plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 for all equity compensation plans of the Company (including individual arrangements) under which the Company is authorized to issue equity securities.

Equity Compensation Plans (2009)

Plan Category	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in First Column) (1)

Equity compensation plans approved by security holders (2)	492,573	(3)	$11.76	957,981	(4)

Equity compensation plans not approved by security holders	N/A		N/A	N/A

Total	492,573		$11.76	957,981

(1)	Refers to shares of Common Stock.

(2)
The Company has assumed outstanding options originally granted by First Community Financial Corporation and High Street Corporation. These assumed options are not shown in the table but are exercisable for Common Stock, as follows:

• First Community Financial Corporation – 30,091 shares at a weighted average exercise price of $6.62 per share.

• High Street Corporation – 20,642 shares at a weighted average exercise price of $8.91 per share.

(3)	Includes 315,850 shares issuable upon exercise of outstanding options under the Equity Incentive Plan and 176,723 shares allocated to participant accounts under the Directors’ Plan.

(4)	Includes 576,209 shares remaining for future issuance under the Equity Incentive Plan and 381,772 shares remaining for future issuance under the Directors’ Plan.

Options Assumed in Corporate Acquisitions. In connection with the Company’s acquisitions of First Community Financial Corporation and High Street Corporation, the Company assumed outstanding stock options that had been granted under the stock option plans of these acquired companies. As of December 31, 2009, these assumed options were exercisable for a total of 50,733 shares at a weighted average exercise price of $7.55 per share. The options originally granted by First Community Financial Corporation and High Street Corporation are fully vested and exercisable. The Company did not assume the stock option plans of these acquired companies, and since the closing of the acquisitions, no additional stock options have been granted, nor are any authorized to be granted, under any of these plans.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process, including the Company’s internal control over financial reporting, and the qualifications, independence and performance of the Company’s independent registered public accounting firm. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.

The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are independent directors, as such term is defined by Nasdaq Listing Rules, including the special independence requirements applicable to audit committee members. The Audit Committee operates pursuant to an Audit Committee charter that is available on our website at www.capitalbank-us.com or free of charge upon written request to the attention of Michael R. Moore, Capital Bank Corporation, 333 Fayetteville Street, Suite 700, Raleigh, North Carolina 27601. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles, internal controls over financial reporting and procedures designed to assure compliance with accounting standards and applicable laws and regulations, and for the report on the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the Company’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, and providing an independent opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee the accounting and financial reporting process, and to review and discuss management’s report on the Company’s internal control over financial reporting. The members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm.

During 2009, the Audit Committee met ten times. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the Company’s internal auditor and the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audits. The Audit Committee met with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal control over financial reporting, including the Public Company Accounting Oversight Board’s Auditing Standard No. 5 regarding the audit of internal control over financial reporting.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2009 with management and the independent registered public accounting firm. The Audit Committee reviewed and discussed with management and the independent registered public accounting firm management’s report on the Company’s internal control over financial reporting and the independent registered public accounting firm’s related attestation report. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Audit Committee has satisfied itself as to the independent registered public accounting firm’s independence.

When considering the independence of the independent registered public accounting firm, the Audit Committee considered whether the services it provided to the Company beyond those rendered in connection with the audit of the Company’s consolidated financial statements, reviews of the Company’s interim consolidated financial statements included in its Quarterly Reports on Form 10-Q, and the attestation of management’s report on internal control over financial reporting were compatible with maintaining independence. The Audit Committee also reviewed, among other things, the audit, audit-related and tax services performed by, and the amount of fees paid for such services to, the independent registered public accounting firm. The Audit Committee received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

Based upon the reports, reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 to be filed with the SEC. The Audit Committee also selected Elliott Davis, PLLC as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2010 and recommended that the selection be presented to the Company’s shareholders for ratification.

This report is submitted by the members of the Audit Committee:

Samuel J. Wornom, III, Chairman	Don W. Perry
O. A. Keller, III	Carl H. Ricker, Jr.
George R. Perkins, III

Certain Transactions

Certain of the directors and executive officers of the Company, members of their immediate families and entities with which they are involved are customers of and borrowers from the Company. As of December 31, 2009, total loans outstanding to directors and executive officers of the Company, and their associates as a group, equaled approximately $103.3 million. All outstanding loans and commitments included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with persons not related to the Company, and did not involve more than the normal risk of collectability or present other unfavorable features.

The Company has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers and principal shareholders of the Company, and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to the Company. The Company generally considers credit relationships with directors and/or their affiliates to be immaterial and as not impairing the director’s independence so long as the terms of the credit relationship are similar to other comparable borrowers. The Company presumes extensions of credit that comply with Federal Reserve Board Regulation O to be consistent with director independence. In other words, the Company does not consider normal, arm’s-length credit relationships entered into in the ordinary course of business to negate a director’s independence.

Regulation O requires such loans to be made on substantially the same terms, including interest rates and collateral, and following credit underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by Capital Bank with persons not related to the Company. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as nonaccrual, past due, restructured, or potential problems). The Board of Directors must review any credit to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence.

From time to time, certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure, following review and approval by the Audit Committee (in accordance with Nasdaq Listing Rules) to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to the Company than could be obtained from an unrelated person. Therefore, the Board of Directors has adopted the Policy and Procedures with Respect to Related Person Transactions, which is implemented through the Audit Committee of the Board of Directors and is designed to regularly monitor the appropriateness of any significant transactions with related persons (as such term is defined by SEC rules). The policy applies to any transaction required to be disclosed under Item 404(a) of Regulation S-K in which:

•	the Company or the Bank is a participant;

•	any related person (as defined in Item 404(a) of Regulation S-K) has a direct or indirect interest; and

•	the amount involved exceeds $120,000.

The policy requires notification to the Company’s chief accounting officer, prior the consummation of any related person transaction, describing the related person’s interest in the transaction, the material facts of the transaction, the benefits to the Company of the transaction, the availability of other sources of comparable products or services, and an assessment of whether the transaction is on terms that are comparable to the terms available to an unrelated third party or employees generally. The chief accounting officer then evaluates the proposed transaction and, if he or she determines that it is a related person transaction, submits the transaction to the Audit Committee for approval. The Audit Committee considers all of the relevant facts and circumstances available to it including (if applicable) but not limited to:

•	the benefits to the Company;

•
the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally.

No member of the Audit Committee is permitted to participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person. The Audit Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Audit Committee determines in good faith. If the transaction has already been consummated, the Audit Committee will undergo the same analysis as it does with a proposed transaction, and if it determines that the consummated transaction is a related person transaction, it will evaluate whether the consummated related person transaction should be ratified, amended, terminated or rescinded and whether any disciplinary action is appropriate.

O. A. Keller, III, the Chairman of the Board of the Company, is the father-in-law of a lawyer at the law firm that serves as principal outside counsel to the Company. The Company paid legal fees to such firm for services rendered in 2009 and 2008 in the aggregate amount of approximately $819,500 and $705,850, respectively.

The Company leases its South Asheville, North Carolina, office from Azalea Limited Partnership, a North Carolina limited partnership, of which Carl H. Ricker, Jr., a director of the Company, is general partner. The South Asheville facility, acquired through the merger with High Street Corporation, comprising approximately 9,000 square feet of office space, is leased at a current rate of approximately $226,000 per year with a 2% increase per year. The lease commenced September 16, 1997 and is for an initial term of 15 years, followed by three 10-year renewal options at the Company’s discretion. The Company believes that these and other terms of the lease were negotiated at arm’s length and are substantially the same to those prevailing for comparable transactions with other landlords in the marketplace.

The Company also entered into a lease in February 2004 with Mr. Ricker for its Leicester Highway branch in Asheville, North Carolina. The initial term of the lease is for 15 years followed by three 5-year renewal options at the Company’s discretion. The Leicester Highway facility is approximately 4,200 square feet, and the annual lease expense for the second five years is approximately $124,000. The annual rent increases 10% commencing with the sixth year of the lease and another 10% starting with the eleventh year of the lease. The Company believes that these and other terms of the lease were negotiated at arm’s length and are substantially the same to those prevailing for comparable transactions with other landlords in the marketplace.

The Company paid lease payments to Azalea Limited Partnership in 2009 and 2008 in the aggregate amount of approximately $358,921 and $348,405, respectively.

The Company entered into a lease agreement in November 2005 for its new headquarters in downtown Raleigh with 333 Ventures, LLC. Grubb & Ellis|Thomas Linderman Graham, a commercial real estate brokerage and property management company, of which J. Rex Thomas, a director of the Company, is the Chairman and Chief Executive Officer, represented the Company in the lease negotiations. Grubb & Ellis|Thomas Linderman Graham will receive a commission of approximately $227,000 from 333 Ventures, LLC for the services provided. The commission was paid as follows: $113,000 in 2005, $73,000 in 2006, $21,000 in 2007 and $20,963 in 2008. Mr. Thomas received 40% of the commission paid to Grubb & Ellis|Thomas Linderman Graham as compensation.

Grubb & Ellis|Thomas Linderman Graham represented Capital Bank in subleasing unutilized office space in the downtown Raleigh headquarters at Capital Bank Plaza, 333 Fayetteville Street. Fees earned during 2008 were $29,165, of which the broker, Jake Jones, was paid 50%. From time to time the Company utilizes Grubb & Ellis|Thomas Linderman Graham to assist in subleasing unutilized space in its facilities.

Grubb & Ellis|Thomas Linderman Graham also represented Capital Bank in the sale of three of its branch buildings to Southern Financial Properties, LLC, and Rex Thomas and Jim McMillan were the brokers on the transactions. Fees paid in 2008 at closing were $137,060, of which Mr. Thomas earned 25% or $34,265.

In 2008, Capital Bank entered into a Real Estate Purchase Agreement with Michael R. and Viola V. Moore, pursuant to which Capital Bank purchased residential real estate located in Ohio and owned by Mr. and Mrs. Moore for a purchase price of $345,000. Mr. Moore, the seller of the real estate, is the chief financial officer of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires certain of the Company’s officers and its directors to file reports of ownership and changes in ownership with the SEC. Officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of reports that were filed with the SEC, all filing requirements under Section 16(a) were complied with during 2008, except that Mr. Edwards failed to timely file one Form 3 report and Messrs. Morgan, Redmond and Yarber each failed to timely file one Form 4 covering one late transaction.

PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Elliott Davis, PLLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. Although the selection and appointment of an independent registered public accounting firm is not required to be submitted to a vote of shareholders, the Audit Committee and Board of Directors each deem it advisable to obtain shareholder ratification of this appointment. If the shareholders do not ratify the appointment of Elliott Davis as the Company’s independent registered public accounting firm, the Audit Committee will evaluate the matter and consider what action, if any, to take as a result. Elliott Davis has acted as the independent registered public accounting firm since March 2010. A representative of Elliott Davis is expected to be present at the Annual Meeting and will be available to respond to appropriate questions and afforded an opportunity to make a statement. No representative of Grant Thornton is expected to be present at the Annual Meeting.

Dismissal of Grant Thornton LLP

Effective March 12, 2010, the Company dismissed Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm. The decision to change independent registered public accounting firms was recommended and approved by the Audit Committee of the Board of Directors.

During the fiscal years ended December 31, 2008 and December 31, 2009 and during the period from January 1, 2010 through March 12, 2010, the Company had (i) no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to Grant Thornton’s satisfaction, would have caused it to make reference to the subject matter of any such disagreement in connection with its reports for such years and interim periods and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K during the two most recent fiscal years or the subsequent interim period.

Grant Thornton’s reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2008 and December 31, 2009 do not contain any adverse opinion or disclaimer of opinion, nor are qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2008 and December 31, 2009 and during the period from January 1, 2010 through March 12, 2010, neither the Company nor anyone on its behalf has consulted with Elliott Davis regarding (i) the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv), or any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

In accordance with Item 304(a)(3) of Regulation S-K, the Company provided Grant Thornton with a copy of the disclosures and requested that Grant Thornton furnish the Company with a letter addressed to the SEC stating whether or not Grant Thornton agrees with the above statements. A copy of such letter, dated March 16, 2010, is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on March 16, 2010.

Audit Firm Fee Summary

For the years ended December 31, 2009 and 2008, the Company retained Grant Thornton to provide services in the categories and amounts presented below. Unless otherwise indicated, fees for fiscal 2009 and 2008 were billed by Grant Thornton. As stated above, Elliott Davis did not provide services to the Company during 2009 or 2008.

	Fiscal 2009	Fiscal 2008

Audit fees	$234,947	$297,532
Audit-related fees	138,993	44,514
Tax fees	0	0
All other fees	0	0
Total fees	$373,940	$342,046

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of the Company’s consolidated financial statements and internal controls over financial reporting for fiscal years 2009 and 2008, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during fiscal years 2009 and 2008, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for accounting consultation, review of registration statements and audits of employee benefit plans.

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent registered public accounting firm for tax compliance, tax planning and tax advice. Tax compliance services consist of assistance with federal and state income tax returns.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.”

The Audit Committee has considered the compatibility of the nonaudit services performed by and fees paid to Grant Thornton in fiscal 2009, and determined that such services and fees were compatible with its independence. During 2009, Grant Thornton did not utilize any personnel in connection with the audit other than its full-time, permanent employees.

Policy for Approval of Audit and Nonaudit Services. The Audit Committee charter contains the Company’s policy regarding the approval of audit and nonaudit services provided by the independent registered public accounting firm. According to that policy, the Audit Committee must pre-approve all services, including all audit and nonaudit services to be performed by the independent registered public accounting firm. The Audit Committee approved all audit and nonaudit services described above in accordance with this policy. In determining whether to approve a particular audit or permitted nonaudit service, the Audit Committee will consider, among other things, whether such service is consistent with maintaining the independence of the independent registered public accounting firm. The Audit Committee will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service to the Company and whether the service might be expected to enhance the Company’s ability to manage or control risk or improve audit quality.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ELLIOTT DAVIS, PLLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

PROPOSAL 3:  ADVISORY (NONBINDING) VOTE ON EXECUTIVE COMPENSATION

As discussed in the CD&A in this proxy statement, our executive compensation program is designed to attract and retain the executive talent essential to the achievement of our short-term and long-term business objectives. We believe that our compensation policies and procedures reward executive officers for both their performance and our performance, and we believe such compensation policies and procedures create interests for our executive officers that are strongly aligned with the long-term interests of our shareholders.

As a result of accepting funds from the Treasury’s Capital Purchase Program, we currently are required to provide shareholders with an advisory (nonbinding) vote on the compensation of our executive officers. This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive compensation program through the following resolution:

“Resolved, that the shareholders approve the overall compensation of Capital Bank Corporation’s executives, as disclosed and described in the Compensation Discussion and Analysis, the compensation tables for named executive officers and any related materials in this proxy statement.”

When you cast your vote, we urge you to consider the description of our executive compensation program in the CD&A and the following factors:

•	Compensation decisions for our chief executive officer and other named executive officer are made by a committee of independent directors.

•
Base salaries of our named executive officers were near the median base salaries for similar executive officers at companies in our Compensation Peer Group and have not yet been raised for 2010, though the Committee will continue to evaluate base salaries.

•	No equity or non-equity awards were paid to our named executive officers for 2009, and the Annual Incentive Plan was suspended for 2009 and 2010.

Because your vote is advisory, it will not be binding upon the Board, and it will not overrule any decision by the Board or create any additional fiduciary duties for, or imply any additional fiduciary duties on, the Board. However, the Compensation/Human Resources Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE OVERALL COMPENSATION OF OUR EXECUTIVES, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES FOR NAMED EXECUTIVE OFFICERS AND ANY RELATED MATERIALS IN THIS PROXY STATEMENT.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Any proposals which shareholders intend to present for a vote at the Company’s 2011 Annual Meeting of Shareholders, and which such shareholders desire to have included in the Company’s proxy materials relating to that meeting, must be received by the Company on or before December 31, 2010, which is 120 calendar days prior to the anniversary of the date of this Proxy Statement. Proposals received after that date will not be considered for inclusion in such proxy materials.

In addition, if a shareholder intends to present a matter for a vote at the 2011 Annual Meeting of Shareholders, other than by submitting a proposal for inclusion in the Company’s Proxy Statement for that meeting, the shareholder must give timely notice in accordance with SEC rules. To be timely, a shareholder’s notice must be received by the Company’s Corporate Secretary at its principal office, Capital Bank Plaza, 333 Fayetteville Street, Suite 700, Raleigh, North Carolina 27601, on or before March 16, 2011, which is not later than the close of business on the 45th day prior to the first anniversary of the date this Proxy Statement was released to shareholders. It is requested that such notice set forth (a) as to each matter the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; and (b) the name and record address of the shareholder, the class and number of shares of Common Stock of the Company that are beneficially owned by the shareholder and any material interest of the shareholder in such business.

ADDITIONAL INFORMATION

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including the financial statements and schedules thereto, as filed with the SEC will be furnished upon written request, without charge to any Company shareholder. Such requests should be addressed to Michael R. Moore, 333 Fayetteville Street, Suite 700, Raleigh, NC 27601.

Shareholders Sharing the Same Last Name and Address. Only one Annual Report and Proxy Statement may be delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the Annual Report and Proxy Statement to a shareholder at a shared address to which a single copy of the documents was delivered. Requests for additional copies should be directed to Michael R. Moore, 333 Fayetteville Street, Suite 700, Raleigh, North Carolina 27601 (telephone number 919-645-6372). Shareholders sharing an address and currently receiving a single copy may contact Mr. Moore as described above to request that multiple copies be delivered in future years. Shareholders sharing an address and currently receiving multiple copies may request delivery of a single copy in future years by contacting Mr. Moore as described above.

MISCELLANEOUS

As of the date hereof, the Company knows of no other business that will be presented for consideration at the Annual Meeting. However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters for which the Company did not receive timely written notice; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee is named in this Proxy Statement and such nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rule 14a-8 or Rule 14a-9 under the Exchange Act; and (v) matters incidental to the conduct of the meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their judgment.

Costs of Soliciting Proxies. We will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by custodians, nominees and fiduciaries in forwarding proxy materials to beneficial owners. In addition to solicitation by mail, certain of our officers, directors and regular employees, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means. We have also retained Registrar and Transfer Company to aid in the search for shareholders and the delivery of proxy materials, maintain the Internet website where we will make our proxy card available for voting in accordance with new SEC e-proxy rules, establish and operate an online and telephonic voting platform and process and tabulate all votes. We estimate that the aggregate fees, excluding costs for postage and envelopes, to be paid to Registrar and Transfer Company will be $8,000. In addition, as part of the services provided to us as our transfer agent, Registrar and Transfer Company will assist us in identifying recordholders.

Directions to Our Annual Meeting at Capital Bank Headquarters. Requests for directions to Capital Bank Plaza should be directed to Nancy A. Snow, 333 Fayetteville Street, Suite 700, Raleigh, North Carolina 27601 (telephone number 919-645-6312).

ALL SHAREHOLDERS ARE ENCOURAGED TO SIGN, DATE AND RETURN THEIR PROXY SUBMITTED WITH THIS PROXY STATEMENT AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED. IF A SHARE-HOLDER ATTENDS THE ANNUAL MEETING, HE OR SHE MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON.

By Order of the Board of Directors

Nancy A. Snow
Vice President and Corporate Secretary
April 30, 2010

REVOCABLE PROXY

CAPITAL BANK CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
June 24, 2010 – 10:00 a.m.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints B. Grant Yarber and Michael R. Moore, and each or any of them, proxies of the undersigned with full power of substitution to vote all of the shares of Capital Bank Corporation that the undersigned may be entitled to vote at Capital Bank Corporation's Annual Meeting of Shareholders to be held at Capital Bank Plaza, Third Floor Conference Center, located at 333 Fayetteville Street, Raleigh, NC 27601 on June 24, 2010, at 10:00 a.m. Eastern Daylight Time, and any adjournments or postponements thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting and any adjournment or postponement thereof.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

CAPITAL BANK CORPORATION – ANNUAL MEETING, JUNE 24, 2010

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:

www.capitalbank-us.com/proxy.

You can vote in one of three ways:

1. Call **toll free 1-866-353-7851** on a Touch-Tone Phone. There is **NO CHARGE** to you for this call.

or

2. Via the Internet at **https://www.proxyvotenow.com/cbkn** and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

4741

X PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY
CAPITAL BANK CORPORATION

Annual Meeting of Shareholders
JUNE 24, 2010

	For	Withhold	For All Except
1. Election of Directors: To elect four nominees to serve as Class I directors with terms continuing until the Annual Meeting of Shareholders in 2013:			

Class I Directors:

(01) Charles F. Atkins (02) W. Carter Keller
(03) Don W. Perry (04) B. Grant Yarber

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THESE NOMINEES.

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write the nominee's name(s) in the space provided below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS LISTED.

	For	Against	Abstain
2. Ratification of appointment of Elliott Davis, PLLC as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010:			
3. To approve a non-binding advisory proposal regarding Capital Bank Corporation's overall pay-for-performance executive compensation program:			

DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY WITH RESPECT TO CERTAIN MATTERS, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

Mark here if you plan to attend the meeting ☐

Mark here for address change and note change ☐

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.

WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SIGNER IS A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS

Annual Meeting materials are available on line at www.capitalbank-us.com/proxy.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note that telephone and Internet votes must be cast prior to 12:00 a.m., June 24, 2010. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone

Call Toll-Free on a Touch-Tone Phone anytime prior to 12:00 a.m., June 24, 2010:

1-866-353-7851

Vote by Internet

anytime prior to 12:00 a.m., June 24, 2010, go to

www.proxyvotenow.com/cbkn

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Your vote is important!